                                                                  EXHIBIT 10.1



               REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT




                                     BETWEEN




                           AMERICA SERVICE GROUP INC.
                          PRISON HEALTH SERVICES, INC.
                         EMSA GOVERNMENT SERVICES, INC.
                          EMSA CORRECTIONAL CARE, INC.
                          EMSA MILITARY SERVICES, INC.
                            EMSA LIMITED PARTNERSHIP
                    PRISON HEALTH SERVICES OF INDIANA, L.L.C.
                       CORRECTIONAL HEALTH SERVICES, INC.
                           SECURE PHARMACY PLUS, INC.


                                       and


                            CAPITALSOURCE FINANCE LLC




                                   DATED AS OF
                                OCTOBER 31, 2002

               REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

                                TABLE OF CONTENTS

                                                                                              Page
   REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT                                            1
I.    DEFINITIONS                                                                                1
   1.1      General Terms                                                                        1
II.   ADVANCES, PAYMENT AND INTEREST                                                             2
   2.1      The Revolving Facility                                                               2
   2.2      The Revolving Notes; Maturity                                                        2
   2.3      Interest on the Revolving Note                                                       3
   2.4      Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate       3
   2.5      Collections; Repayment; Borrowing Availability and Lockbox                           4
   2.6      Term Loan                                                                            4
   2.7      Interest on the Term Note                                                            5
   2.8      Repayment of Term Loan; Maturity                                                     5
   2.9      Manner of Payment; Promise to Pay                                                    5
   2.10     Repayment of Excess Advances                                                         5
   2.11     INTENTIONALLY OMITTED                                                                5
   2.12     Other Mandatory Prepayments                                                          6
   2.13     INTENTIONALLY OMITTED                                                                6
   2.14     Payments by Agent                                                                    6
   2.15     Grant of Security Interest; Collateral                                               6
   2.16     Collateral Administration                                                            8
   2.17     Power of Attorney                                                                    9
   2.18     Letters of Credit                                                                    9
III.  FEES AND OTHER CHARGES; ALLOCATION OF PURCHASE PRICE                                      11
   3.1      Commitment Fee; Structuring Fee                                                     11
   3.2      Unused Line Fee                                                                     12
   3.3      Collateral Management Fee                                                           12
   3.4      Letter of Credit Fee                                                                12
   3.5      Early Termination Fee; Finance Fee                                                  12
   3.6      Computation of Fees; Lawful Limits                                                  13
   3.7      Default Rate of Interest                                                            13
IV.   CONDITIONS PRECEDENT                                                                      13
   4.1      Conditions to Initial Advance and Closing                                           13
   4.2      Conditions to Each Advance and Issuance of Each Letter of Credit                    15
V.    REPRESENTATIONS AND WARRANTIES                                                            16
   5.1      Organization and Authority                                                          16
   5.2      Loan Documents                                                                      16
   5.3      Subsidiaries, Capitalization and Ownership Interests                                17
   5.4      Properties                                                                          17
   5.5      Other Agreements                                                                    17
   5.6      Litigation                                                                          18
   5.7      Hazardous Materials                                                                 18
   5.8      Tax Returns; Governmental Reports                                                   18

   5.9      Financial Statements and Reports                                                    18
   5.10     Compliance with Law                                                                 19
   5.11     Intellectual Property                                                               19
   5.12     Licenses and Permits; Labor                                                         19
   5.13     No Default                                                                          20
   5.14     Disclosure                                                                          20
   5.15     Existing Indebtedness; Investments, Guarantees and Certain Contracts                20
   5.16     Other Agreements                                                                    20
   5.17     Insurance                                                                           20
   5.18     Names; Location of Offices, Records and Collateral                                  20
   5.19     Non-Subordination                                                                   21
   5.20     Accounts                                                                            21
   5.21     Survival                                                                            21
   5.22     Performance and Payment Bonds for Government Contracts                              21
VI.      AFFIRMATIVE COVENANTS                                                                  21
   6.1      Financial Statements, Reports and Other Information                                 21
   6.2      Payment of Obligations                                                              23
   6.3      Conduct of Business and Maintenance of Existence and Assets                         23
   6.4      Compliance with Legal and Other Obligations                                         23
   6.5      Insurance                                                                           24
   6.6      True Books                                                                          24
   6.7      Inspection; Periodic Audits                                                         24
   6.8      Further Assurances; Post Closing                                                    25
   6.9      Payment of Indebtedness                                                             25
   6.10     Lien Terminations                                                                   25
   6.11     Use of Proceeds                                                                     25
   6.12     Collateral Documents; Security Interest in Collateral                               25
   6.13     Taxes and Other Charges                                                             26
   6.14     New Subsidiaries                                                                    26
   6.15     Schedules to the Loan Agreement                                                     27

   6.16     New Government Contracts                                                            27
VII.     NEGATIVE COVENANTS                                                                     27
   7.1      Financial Covenants                                                                 27
   7.2      Permitted Indebtedness                                                              27
   7.3      Permitted Liens                                                                     28
   7.4      Investments; New Facilities or Collateral; Subsidiaries                             29
   7.5      Dividends; Redemptions; Equity                                                      29
   7.6      Transactions with Affiliates                                                        29
   7.7      Charter Documents; Fiscal Year; Dissolution; Collateral Assignment                  30
   7.8      Transfer of Assets                                                                  30
   7.9      Contingent Obligations                                                              30
   7.10     Truth of Statements                                                                 31
   7.11     Payment on Subordinated Debt                                                        31
   7.12     IRS Form 8821                                                                       31
VIII.    EVENTS OF DEFAULT                                                                      31
IX.      RIGHTS AND REMEDIES AFTER DEFAULT                                                      33
   9.1      Rights and Remedies                                                                 33
   9.2      Application of Proceeds                                                             34
   9.3      Rights of Agent to Appoint Receiver                                                 34
   9.4      Rights and Remedies not Exclusive                                                   35
X.       WAIVERS AND JUDICIAL PROCEEDINGS                                                       35
   10.1     Waivers                                                                             35
   10.2     Delay; No Waiver of Defaults                                                        35
   10.3     Jury Waiver                                                                         36
   10.4     Cooperation in Discovery and Litigation                                             36
   10.5     Amendment and Waivers                                                               36
XI.      EFFECTIVE DATE AND TERMINATION                                                         37
   11.1     Effectiveness and Termination                                                       37
   11.2     Survival                                                                            37
XI-A.       AGENCY PROVISIONS                                                                   38
   11-A.1      Agent                                                                            38
   11-A.2      Consents                                                                         42
   11-A.3      Set Off and Sharing of Payments                                                  42
   11-A.4      Disbursement of Funds                                                            42
   11-A.5      Settlements; Payments and Information                                            43
   11-A.6      Dissemination of Information                                                     44
XI-B.       BORROWING AGENCY                                                                    44
   11-B.1      Borrowing Agency Provisions                                                      44
   11-B.2      Waiver of Subrogation                                                            45
XII.     MISCELLANEOUS                                                                          45
   12.1     Governing Law; Jurisdiction; Service of Process; Venue                              45
   12.2     Successors and Assigns; Assignments and Participation; New Lenders                  46

   12.3     Application of Payments                                                             48
   12.4     Indemnity                                                                           48
   12.5     Notice                                                                              49
   12.6     Severability; Captions; Counterparts; Facsimile Signatures                          49
   12.7     Expenses                                                                            49
   12.8     Entire Agreement                                                                    50
   12.9     Agent Approvals                                                                     50
   12.10       Confidentiality and Publicity                                                    50
   12.11       Release of Agent and Lenders                                                     50
   1)    Minimum EBITDA                                                                          1
   2)    Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)                                      1

                                                                  Execution Copy

               REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

                  THIS REVOLVING CREDIT, TERM AND SECURITY AGREEMENT (the "AGREEMENT") dated as of October 31, 2002, is entered into between AMERICA SERVICE GROUP INC. ("ASG") a Delaware corporation, PRISON HEALTH SERVICES, INC. ("PHS"), a Delaware corporation, EMSA GOVERNMENT SERVICES, INC. ("EMSA") a Florida corporation, EMSA CORRECTIONAL CARE, INC. ("EMSA CORRECTIONAL"), a Florida corporation, EMSA MILITARY SERVICES, INC. ("EMSA MILITARY"), a Florida corporation, EMSA LIMITED PARTNERSHIP ("EMSA LP"), a Florida limited partnership, PRISON HEALTH SERVICES OF INDIANA, L.L.C. ("PHS INDIANA"), an Indiana limited liability company, CORRECTIONAL HEALTH SERVICES, INC. ("CHS"), a New Jersey corporation, and SECURE PHARMACY PLUS, INC. ("SPP"), a Tennessee corporation (ASG, PHS, EMSA, EMSA CORRECTIONAL, EMSA MILITARY, EMSA LP, PHS INDIANA, CHS AND SPP are hereinafter referred to, individually and collectively as the "BORROWER"), CAPITALSOURCE FINANCE LLC, a Delaware limited liability company ("CAPITALSOURCE"), as administrative agent and collateral agent for Lenders (in such capacities, the "AGENT"), and the Lenders party hereto.

                  WHEREAS, Borrower has requested that Lenders make available to Borrower up to Sixty Million Dollars ($60,000,000) (the "MAXIMUM LOAN AMOUNT") including (a) a revolving credit facility (the "REVOLVING FACILITY") in a maximum principal amount at any time outstanding of up to Fifty Five Million Dollars ($55,000,000), (the "FACILITY CAP") and within the Facility Cap, (i) a sublimit of Ten Million Dollars ($10,000,000) to be used to obtain standby letters of credit or to cash collateralize obligations currently secured by existing letters of credit having an aggregate face value of Six Million Two Hundred and Fifty Thousand Dollars ($6,250,000) (the "L/C SUBLIMIT"), and (ii) a sublimit of Ten Million Dollars ($10,000,000) to be available only upon the addition of an additional Lender, and (b) a term loan (the "TERM LOAN") in the original principal amount of Five Million Dollars ($5,000,000), the proceeds of such Revolving Facility and Term Loan shall be used by Borrower for refinancing Borrower's existing obligations and indebtedness pursuant to that certain Amended and Restated Credit Agreement, dated as of August 1, 2000 (as amended), by and among ASG, the subsidiaries of ASG who are parties thereto and Bank of America, N.A., as agent (the "BOFA INDEBTEDNESS"), general corporate matters and purposes, and working capital needs in connection with its provision of medical and related services to correctional facilities; and

                  WHEREAS, Lenders are willing to make the Revolving Facility, including an Advance of up to $6,250,000 to cash collateralize existing letters of credit pursuant to that certain Letter Agreement dated as of October 31, 2002 (the "L/C REPLACEMENT ADVANCE"), and the Term Loan available to Borrower upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent and Lenders hereby agree as follows:

I.       DEFINITIONS

1.1      GENERAL TERMS

                  For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed in Appendix A hereto shall have the meanings given such terms in Appendix

A, which is incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, any agreement or contract referred to herein or in Appendix A shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

II.      ADVANCES, PAYMENT AND INTEREST

2.1      THE REVOLVING FACILITY

                  (a) Subject to the provisions of this Agreement, each Lender agrees to make available its Pro Rata Share of Advances, including Advances in connection with the issuance or collateralization of Letters of Credit, to Borrower under the Revolving Facility from time to time during the Term; provided, that (i) the Pro Rata Share of the Advances of any Lender shall not at any time exceed its separate Commitment, and (ii) the aggregate amount of all Advances at any time outstanding under the Revolving Facility shall not exceed the lesser of (A) the Facility Cap and (B) the Availability. The obligations of Lenders hereunder shall be several and not joint up to the amount of the Commitments. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Agent in its Permitted Discretion and is final and binding upon Borrower. Unless otherwise permitted by Agent, each Advance shall be in an amount of at least $100,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in Dollars, of 85% of the Borrowing Base (such calculated amount being referred to herein as the "AVAILABILITY"). Advances under the Revolving Facility automatically shall be made for the payment of interest on the Revolving Notes and other Obligations on the date when due to the extent available and as provided for herein.

                  (b) Agent has established the above-referenced advance rate for Availability and, following an audit and review of Borrower's financial statements and with not less than three (3) Business Days prior notice to Borrower (except that upon the occurrence, and during the continuance, of a Default or Event of Default, such notice shall not be required), may further adjust the Availability and such advance rate by applying percentages (known as "LIQUIDITY FACTORS") to Eligible Receivables based upon Borrower's actual recent collection history all in a manner consistent with Agent's underwriting practices and procedures, including, without limitation, Agent's review and analysis of, among other things, Borrower's historical returns, rebates, discounts, credits and allowances (collectively, the "DILUTION ITEMS"). Such liquidity factors and the advance rate for Availability may be adjusted by Agent, throughout the Term, subject to prior notice to Borrower, as warranted by Agent's underwriting practices and procedures in its Permitted Discretion. Also, Agent shall have the right to establish and readjust from time to time, in its Permitted Discretion, reserves against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.

2.2      THE REVOLVING NOTES; MATURITY

                  (a) All Advances under the Revolving Facility shall be evidenced by the Revolving Notes, payable to the order of each Lender in the principal amount of the Commitment of such Lender, duly executed and delivered by Borrower. The Revolving Notes shall evidence the aggregate Indebtedness of Borrower to Lenders resulting from Advances under the Revolving Facility from time to time. Each Lender hereby is authorized, but is not obligated, to enter the amount of such Lender's Pro Rata Share of each Advance under the Revolving Facility, and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to such Lender's Revolving Note(s). Agent will account to Borrower monthly with a statement of Advances under the Revolving Facility, and charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Agent shall be deemed final, binding and conclusive unless Agent is notified by Borrower in writing to the contrary within 60 calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

                  (b) All amounts outstanding under the Revolving Notes and other Obligations under the Revolving Facility shall be due and payable in full, if not earlier in accordance with this Agreement, upon the earliest of (i) any automatic acceleration upon an Event of Default as provided for herein; (ii) Agent's acceleration and demand for payment following an Event of Default, and
(iii) the last day of the Term (such earlier date being the "MATURITY DATE").

2.3      INTEREST ON THE REVOLVING NOTE

                  Interest on outstanding Advances under the Revolving Notes, other than an L/C Replacement Advance, shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 1%, provided, however, that, notwithstanding any provision of any Loan Document, the interest on outstanding Advances under the Revolving Notes shall not be less than 5.75%, calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Revolving Notes shall be payable in accordance with the procedures provided for in Section 2.5 and Section 2.9, commencing December 1, 2002 and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement. Interest on outstanding Advances under the Revolving Notes shall accrue from the respective funding dates of the Advances.

2.4      REVOLVING FACILITY DISBURSEMENTS; REQUIREMENT TO DELIVER BORROWING
         CERTIFICATE

                  So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Agent irrevocable written notice requesting an Advance under the Revolving Facility by notifying Agent not later than 11:00 a.m. (New York City time) at least one (1) but not more than four (4) Business Days before the proposed borrowing date of such requested Advance (the "BORROWING DATE"), and delivering to Agent by noon (New York City time) on the date of the proposed borrowing, a completed Borrowing Certificate and relevant supporting documentation satisfactory to Agent in its Permitted Discretion (which shall only include an Accounts re-aging once each month, as specified below), which shall (a) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (b) specify the principal amount of such requested Advance, (c) certify the matters contained in Section 4.2, and (d) specify the amount of any known recoupments or setoffs by any third party payor being sought, requested or claimed, or, to Borrower's knowledge, threatened against Borrower to the extent not otherwise reflected in the calculation of Availability. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, each month during the Term until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, Borrower shall deliver to Agent a Borrowing Certificate accompanied by a separate detailed aging and categorization of Borrower's accounts receivable, and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Agent shall request in its Permitted Discretion from a credit or security perspective or otherwise. On each Borrowing Date, Borrower irrevocably authorizes Agent to disburse the proceeds of the requested Advance to the Borrower's account(s) as set forth on
Schedule 2.4, in all cases for credit to the Borrower (or to such other account as to which the Borrower shall instruct Agent) via Federal funds wire transfer no later than 4:00 p.m. New York City time. If Borrower's Borrowing Certificate does not request the same dollar amount as that which Borrower estimated in its notification to Agent, Borrower agrees to pay any interest cost incurred by Agent in connection with such estimated funds.

2.5      COLLECTIONS; REPAYMENT; BORROWING AVAILABILITY AND LOCKBOX

                  Borrower shall maintain a lockbox together with a blocked account (individually and collectively, the "BLOCKED ACCOUNT") with one or more banks acceptable to Agent (each, a "LOCKBOX BANK"), and shall execute with each Lockbox Bank one or more agreements acceptable to Agent in its Permitted Discretion (individually and collectively, the "LOCKBOX AGREEMENT"), and such other agreements related thereto as Agent may require in its Permitted Discretion. Borrower shall ensure that all collections of its Accounts and all other cash payments received by Borrower are paid and delivered directly from Account Debtors and other Persons into the Blocked Account. The Lockbox Agreements shall provide that the Lockbox Banks on each Business Day will promptly transfer all funds paid into the Blocked Accounts into a depository account or accounts maintained by Agent or an Affiliate of Agent at such bank as Agent may communicate to Borrower from time to time (the "CONCENTRATION ACCOUNT"). Notwithstanding and without limiting any other provision of any Loan Document, Agent shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.5 in such order and manner as determined by Agent. To the extent that any Accounts collections of Borrower or any other cash payments received by Borrower are not sent directly to the Blocked Account but are received by Borrower or any of its Affiliates, such collections and proceeds shall be held in trust for the benefit of Agent and Lenders and promptly remitted (and in any event within two (2) Business Days), to the Blocked Account for transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this
Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Agent may have hereunder, under any other Loan Document, under applicable law or at equity, upon each material failure by Borrower to comply with any such terms which is not promptly remedied, Agent shall be entitled to assess a non-compliance fee which shall operate to increase the Applicable Rate by two percent (2.0%) per annum during any period of non-compliance, whether or not a Default or an Event of Default occurs or is declared; provided, that nothing shall prevent Agent from considering any failure to comply with the terms of this Section 2.5 to be a Default or an Event of Default. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, only for purposes of calculating interest hereunder, shall be subject to a three (3) Business Day clearance period. If as the result of collections of Accounts and/or any other cash payments received by Borrower pursuant to this Section 2.5 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Borrower, but shall be available to Borrower upon Borrower's demand therefor. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of the Blocked Account, Borrower and its Subsidiaries shall direct all collections or proceeds it receives on Accounts or from other Collateral to the accounts(s) and in the manner specified by Agent in its sole discretion.

2.6      TERM LOAN

                  Subject to the terms and conditions set forth in this Agreement, Lender agrees to loan to Borrower on the Closing Date $5,000,000 in the form of the Term Loan to be constituted of a single draw equal to such amount to be disbursed to the appropriate Borrower's account(s) as set forth on
Schedule 2.6. The Term Loan is not a revolving credit facility, and any repayments of principal shall be applied to permanently reduce the Term Loan. The Term Loan shall be evidenced by the Term Note.

2.7      INTEREST ON THE TERM NOTE

                  Interest on the outstanding balance of the Term Loan under the Term Note shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 3.5%, provided, however, that, notwithstanding, any other provision of any Loan Document, the interest on the Term Loan shall be not less than 8.5%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on the Term Loan shall be due and payable on the first day of each calendar month commencing December 1, 2002, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement. Advances under the Revolving Facility shall be made automatically for the payment of interest on the Term Loan and other Obligations on the date when due to the extent available and as provided for herein.

2.8      REPAYMENT OF TERM LOAN; MATURITY

                  Payment of principal and all other amounts outstanding under the Term Loan and all other Obligations due hereunder shall be due and payable monthly, amortizing on a straight line basis, over the Term. The Term Note shall mature, if not earlier in accordance with this Agreement, and any obligations outstanding thereunder shall be due and payable on the Maturity Date. The Borrower may prepay the principal amount of the Term Loan in whole at any time or in part from time to time without penalty or premium, except as provided in
Section 3.5(b), and such payments will be applied pro rata to each Term Note and the Obligations related thereto.

2.9      MANNER OF PAYMENT; PROMISE TO PAY

                  (a) Any payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by ACH or wire transfer on the date when due, without offset or counterclaim, in Dollars, in immediately available funds to such account as may be indicated in writing by Agent to Borrower from time to time. Any such payment received after 4:00 p.m. New York City time on any date shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be. Agent will provide detailed monthly invoices of such charges and payments.

                  (b) Borrower promises to pay the Obligations hereunder in accordance with the manner and terms hereof, without any deduction whatsoever, without setoff, recoupment or counterclaim, each of which claim or defense hereby is waived.

2.10     REPAYMENT OF EXCESS ADVANCES

                  Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Facility Cap, less the L/C Exposure, or the Availability shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.9.

2.11     INTENTIONALLY OMITTED

2.12     OTHER MANDATORY PREPAYMENTS

                  In addition to and without limiting any provision of any Loan
Document:

                  (a) if a Change of Control occurs, on or prior to the first Business Day following the date of such Change of Control, Borrower shall prepay the Loans and all other Obligations in full in cash together with accrued interest thereon to the date of prepayment and all other amounts owing to Agent and Lenders under the Loan Documents; and

                  (b) if Borrower (i) sells any material portion of its assets or properties (provided that only the portion of such proceeds that equals (A) any overadvance under the Revolving Facility or the amount by which the Loans under the Revolving Facility exceed Availability, plus (B) the face value of each Account of Borrower sold in such asset sale, must be applied to the Loans under the Revolving Facility), (ii) sells or issues any securities (debt, other than Permitted Indebtedness, or equity), capital stock, or ownership interests (other than, in the case of ASG, sales or issuances in connection with warrants and options under any employee stock purchase plan in effect), (iii) receives any property damage award in excess of $50,000 which is not necessary to the repair or replacement of the property covered thereby or paid to a third-party as a result of or relating to the incidents giving rise to such award, or (iv) incurs any Indebtedness, except for Permitted Indebtedness, then in each case it shall apply 100% of the proceeds thereof, less reasonable and customary transaction costs, to the prepayment of the Term Loan together with accrued interest thereon and Obligations relating thereto, without premium or penalty except as set forth in Section 3.5(b), and, after the Term Loan is repaid in full, to all other Obligations owing to Agent and Lenders under the Loan Documents, such payment to be applied at such time and in such manner and order as Agent shall decide in its sole discretion.

2.13     INTENTIONALLY OMITTED

2.14     PAYMENTS BY AGENT

                  Should any amount required to be paid under any Loan Document remain unpaid for ten (10) Business Days from the date due, such amount may be paid by Agent, for the account of Lenders, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of Lenders, by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or Lenders under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Agent and/or Lenders as a result of Borrower's or any Guarantor's failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower's account as an Advance under the Revolving Facility and added to the Obligations.

2.15     GRANT OF SECURITY INTEREST; COLLATERAL

                  (a) To secure the payment and performance of the Obligations, Borrower hereby grants to Agent, for the benefit of itself and the Lenders, a continuing first priority security interest in and Lien upon, and pledges to Agent, for the benefit of itself and the Lenders, all of its right, title and interest in and to the following, together with property of a similar nature which the Borrower owns or in which the Borrower hereafter acquires any right, title or interest (collectively and each individually, the "COLLATERAL"):

                      (i) all of Borrower's tangible personal property, including without limitation all present and future Inventory and Equipment (including items of Equipment which are or become Fixtures), now owned or hereafter acquired, but excluding any leased or financed Equipment;

                      (ii) all of Borrower's intangible personal property, including without limitation all present and future Accounts, securities, contract rights, Permits, General Intangibles, Chattel Paper, Investment Property, Intellectual Property including goodwill, Documents, Instruments and Deposit Accounts, Letter of Credit Rights and supporting obligations rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds (including, without limitation, proceeds of any life insurance policy), now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;

                      (iii) all of Borrower's present and future Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by Borrower; provided, however, that Agent shall not have a Lien in any rights under any Government Contract of Borrower or in the related Government Account where the taking of such security interest would be prohibited by applicable law (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31, ss. 3727 or Title 41, ss. 15 of the United States Code shall not be deemed an express prohibition against assignment thereof); and

                      (iv) any and all additions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.

                  (b) Notwithstanding the foregoing provisions of this Section 2.15, such grant of a security interest shall not extend to, and the term "Collateral" shall not include, any General Intangibles of Borrower to the extent that (but only to the extent that) (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term "Collateral" shall include, each of the following: (a) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (b) any and all proceeds of any General Intangible that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofor have been excluded from such grant of a security interest and from the term "Collateral."

                  (c) In addition to the foregoing, to secure the payment and performance of the Obligations, ASG has pledged to Agent, for the benefit of the Lenders, all of the securities of its Subsidiaries pursuant to the Stock Pledge Agreement.

                  (d) Borrower has full right and power to grant to Agent a perfected, first priority security interest and Lien in the Collateral pursuant to this Agreement. Upon the application of the proceeds of the Initial Advance to the repayment of the BofA Indebtedness, and upon the filing of the necessary financing statements, which Borrower hereby authorizes Agent to file, and delivery of any necessary stock certificates, without any further action, Agent will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral will be, on the date of the Initial Advance, on file in any public office except those (a) on behalf of Agent, (b) those with respect to the BofA Indebtedness as to which Agent shall have received termination statements in the form and substance satisfactory to it, and/or (c) in connection with Permitted Liens. Except with respect to the BofA Indebtedness, Borrower is not a party to any agreement, document or instrument that conflicts with this Section
2.15 or that otherwise relates to the Collateral.


2.16     COLLATERAL ADMINISTRATION

                  (a) All Collateral (except Deposit Accounts and Collateral having an aggregate value of $50,000 or less at any one location) will at all times be kept by Borrower at the locations set forth on Schedule 5.4 hereto, which may be amended from time to time, and shall not, without thirty (30) calendar days prior written notice to Agent, be moved therefrom, and in any case shall not be moved outside the continental United States. Whether or not an Event of Default has occurred, any of the Agent's officers, employees, representatives or agents shall have the right, at any time during normal business hours, in the name of Agent, any designee of Agent, or Borrower, to verify the validity, amount or any other matter relating to the Collateral. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Notwithstanding anything in this subsection to the contrary, Agent shall have the right at all times after the occurrence and during the continuation of an Event of Default to notify Persons owing Accounts to Borrower that their Accounts have been assigned to Agent and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney's fees, to Borrower.

                  (b) As and when determined by Agent in its Permitted Discretion, Agent will perform the searches described in clauses (i) and (ii) below against Borrower or any Guarantor (the results of which are to be consistent with Borrower's representations and warranties under this Agreement), on a quarterly basis at Borrower's expense, unless an Event of Default has occurred and is continuing in which case such searches shall be conducted as often as Agent deems reasonably appropriate at Borrower's expense: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower and/or any Guarantors are organized; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above, and in any jurisdiction where Borrower or Guarantors maintain their respective offices or place of business or material assets to the extent that the UCC would permit a filing in such jurisdiction to attach a security interest in or Lien upon any Collateral. Agent will (i) upon Borrower's request and at Borrower's expense, provide copies of any such searches to Borrower and (ii) will use a search service with which Agent has a discount arrangement in an effort to minimize the expense of such searches.

                  (c) Upon Agent's request, Borrower shall immediately deliver to Agent all items for which Lender must receive possession to obtain a perfected Lien and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.

                  (d) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Agent on such periodic bases as Agent may request in its Permitted Discretion. In addition, if Accounts of Borrower in an aggregate face amount in excess of $500,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Billed Receivables or Eligible Unbilled Receivables, Borrower shall notify Agent of such occurrence within two (2) Business Days following its discovery of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. After the occurrence and during the continuation of an Event of Default, and upon Agent's request, Borrower shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily as Agent may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto.

                  (e) Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, and to any Account Debtor not remitting to the Blocked Account, to do so promptly, and (ii) after the occurrence and during the continuation of an Event of Default, and upon Agent's request, shall provide prompt written notice to each Account Debtor that Agent has been granted a lien and security interest in, upon and to all Accounts applicable to such Account Debtor, and shall direct each Account Debtor to make payments directly to Lender's Concentration Account. Borrower hereby authorizes Agent, for purposes of clause (i) hereof, upon any failure to send such notices and directions within twenty (20) calendar days after the date of this Agreement (or twenty
(20) calendar days after the Person becomes an Account Debtor), and for purposes of clause (ii) hereof, promptly following the occurrence and continuation of such Event of Default, to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Agent to secure Agent, for the benefit of itself and Lenders, and to effectuate the intentions of the Loan Documents.

2.17     POWER OF ATTORNEY

         Agent hereby is irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Borrower to act as such) with full power of substitution, coupled with an interest, to do the following:
(i) upon the occurrence and during the continuance of an Event of Default, endorse the name of any such Person upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to such Person and constitute collections on such Person's Accounts; (ii) upon the occurrence and during the continuance of an Event of Default, execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that it is obligated to give Agent under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of Borrower that Agent may deem necessary or desirable to enforce or to perfect Agent's security interest or lien or rights in any Collateral. In addition, if the Borrower breaches its obligation hereunder to direct payments of Accounts within the time periods specified herein to the Blocked Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for the Borrower pursuant to this paragraph, may, by the signature or other act of any of Agent's officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the Blocked Account.

2.18     LETTERS OF CREDIT

                  (a) Letter of Credit Commitment. On the terms and subject to the conditions herein set forth, the Borrower may, at any time and from time to time after the date hereof and prior to the Termination Date, request that Agent issue, and on the terms and subject to the conditions contained herein, Agent, if so requested, shall issue or shall cause to be issued, for the account of the Borrower designated in the relevant request from the Borrower, one or more Letters of Credit; provided that no Letter of Credit shall be issued if and to the extent that after giving effect to its issuance, the Unfunded L/C Exposure
(i) exceeds the L/C Sublimit or (ii) taken together with the outstanding Advances, including any Funded L/C Exposure, would exceed the lesser of the Facility Cap or the Availability, without duplication. Borrower acknowledges that Availability shall be reduced by a reserve in the full face amount of any such Letter of Credit.

                  (b) Related Letter of Credit Restrictions. If a requested Letter of Credit is to have or is for the purpose of replacing an existing Letter of Credit that has, an expiry date falling after the Maturity Date, then Borrower shall, on or before the Termination Date provide a "back-to-back" letter of credit to

Agent in form and substance satisfactory to Agent, in its sole discretion, issued by a bank satisfactory to Agent, in an amount equal to the face amount of the then undrawn stated amount of all outstanding Letters of Credit and/or (y) deposit cash in the Agent Collateral Account in an amount equal to 105% of the then undrawn stated amount of each such Letter of Credit with respect to which a "back-to-back" letter of credit was not issued to Agent; provided, however, that notwithstanding the provision of such "back-to-back" letter(s) of credit and/or the funding of such Agent Collateral Account, and the occurrence of the Termination Date, Borrower shall remain liable with respect to all Funded L/C Exposure and Unfunded L/C Exposure, pursuant to the terms of this Agreement until the earlier of such time as each such Letter of Credit expires by its terms without any draws being made in respect thereof or Agent has received confirmation from the relevant L/C Bank that such Letter of Credit has been returned to the L/C Bank undrawn and marked "cancelled".

                  (c) Issuance of Letters of Credit. If the Borrower wishes Agent to issue a Letter of Credit, the Borrower shall give Agent notice to that effect, specifying the proposed issuance date for such Letter of Credit (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the proposed expiration date of such Letter of Credit and the name and address of the beneficiary of such Letter of Credit (as well as such further information, relating to the use of such Letter of Credit and otherwise, as Agent may reasonably request), at least two Business Days before the proposed issuance date (or such shorter period as may be agreed upon in writing by Agent and the Borrower).

                  (d) Advances Arising from Letter of Credit Payments. Any payment by Agent in respect of any Letter of Credit shall constitute for all purposes of this Agreement the making by Agent of an Advance in the amount of such payment. With respect to each Advance made pursuant to this Section 2.18, the Borrower shall be deemed to have certified the statements contained in
Section 5 as of the date the payment constituting such Advance was made by Agent; provided, however, that in the event any such statement was not true and correct as of such date, such Advance shall be repayable on demand; provided, further, that upon any such repayment on demand, the failure of any such statement to be true and correct as of such date shall not constitute an Event of Default hereunder, unless the failure of any such statement to be true and correct as of such date would have constituted an Event of Default hereunder even if such repaid Advance had never been made.

                  (e) Absolute Nature of Loan Obligations Relating to Letters of Credit. The obligations of the Borrower in respect of Advances that arise as a result of payments under Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, to the extent permitted by law, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or the L/C Bank; (iii) the fact that, or any allegation that, any draft, demand, certificate or other document presented under such Letter of Credit is or was forged, fraudulent, invalid or insufficient in any respect, or any statement therein is or was untrue or inaccurate in any respect; (iv) any breach of contract or dispute among or between the Borrower, Agent, the L/C Bank, any Lender, or any other Person; (v) payment by the L/C Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, except for any such payment resulting from the L/C Bank's gross negligence or willful misconduct; (vi) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (vii) the fact that any Event of Default shall have occurred and be continuing (it being understood that any such payment by the Borrower of its obligations hereunder in respect of any such Advance shall be without prejudice to, and shall not constitute a waiver of, any rights any Party hereto may have or might acquire against the beneficiary of any Letter of Credit or against any L/C Bank).

                  (f) Risks Related to Letters of Credit. Each Borrower and each Guarantor hereto assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to the use of any Letter of Credit. Each party hereto agrees that the L/C Bank, the Agent, the Lenders and their respective directors, officers or employees shall not be liable or responsible, except that any such Person shall not be excused hereby on account of its gross negligence or willful misconduct, for (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee in connection therewith; (ii) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents; (iii) the validity, sufficiency or genuineness of any document, or of any endorsement thereon, even if such document or endorsement should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein prove to be untrue or inaccurate in any respect whatsoever; (iv) payment by the L/C Bank (acting in good faith) against presentation of documents which do not strictly comply with the terms of any Letter of Credit; or (v) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, but the foregoing is without prejudice to any claim that any Loan Party may have against any L/C Bank. Agent may, in connection with any Letter of Credit accept any document that appears on its face to be in order, without responsibility for further investigation. The determination whether a demand is properly presented under any Letter of Credit prior to its expiration or whether a demand presented under any Letter of Credit is in proper and sufficient form may be made by the Agent in its sole discretion, and such determination shall be conclusive and binding upon the Borrower and each other Loan Party to the extent permitted by law. The Borrower and each Guarantor hereby waives any right to object to any payment made under any Letter of Credit on presentation of any demand that is in the form provided in the Letter of Credit but varies with respect to punctuation, capitalization, spelling or similar matters of form.

                  (g) Letter of Credit Fee. On the first day of each month, commencing on the first such day following the Closing Date and continuing thereafter until the date the Unfunded L/C Exposure has been reduced to zero, including on the Termination Date, the Borrower shall pay to the Agent, for the account of Agent and each other Lender in accordance with their respective participations in each Letter of Credit, a letter of credit fee (the "LETTER OF CREDIT FEE"), computed by applying the Letter of Credit Fee rate set forth in
Section 3.4, below, to the Unfunded L/C Exposure from day to day in the prior month or partial month, as the case may be (and, in the case of the first payment of this fee, without duplication of fees paid under Section 3.4, from the Closing Date).

                   (h) The aggregate stated amount available for Letters of Credit guaranteed or issued by Lender from time to time outstanding shall not exceed the L/C Sublimit.

                   (i) Any Participant secured by Agent may participate in the issuance of the Letters of Credit contemplated by this Section pursuant to the terms hereof, at such percentage interest as is acceptable to Agent and such Participant without any consent of any other party or any further amendment hereto.

III.     FEES AND OTHER CHARGES; ALLOCATION OF PURCHASE PRICE

3.1      COMMITMENT FEE; STRUCTURING FEE

                  On or before the Closing Date, and at such time as an additional Lender is added to this Agreement, Borrower shall pay to Agent, for the ratable benefit of Lenders, the Commitment Fee then due. On or before the Closing Date, Borrower shall pay to Agent as a nonrefundable Structuring Fee, such amounts as set forth in that certain Letter Agreement dated as of October 21, 2002.

3.2      UNUSED LINE FEE

                  Borrower shall pay to Agent, for the ratable benefit of Lenders, an unused line fee (the "UNUSED LINE FEE") in an amount equal to 0.6% per annum of the difference derived by subtracting (a) the daily average amount of the balances under the Revolving Facility (including any Unfunded L/C Exposure under the L/C Sublimit) outstanding during the preceding month, from
(b) either (i) $45,000,000 until such time as an additional Lender is added to this Agreement, or (ii) the amount of the Facility Cap on the last day of such month, as applicable. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with December 1, 2002).

3.3      COLLATERAL MANAGEMENT FEE

                  Borrower shall pay Agent a monthly collateral management fee (the "COLLATERAL MANAGEMENT FEE") as set forth in that certain Letter Agreement dated as of October 21, 2002. The Collateral Management Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with December 1, 2002).

3.4      LETTER OF CREDIT FEE

                  If Agent issues or otherwise obtains Letters of Credit for Borrower, Borrower shall pay Agent a monthly fee of 3.5% per annum of the face amount of such Letters of Credit plus any administrative bank charges or expenses (excluding application, fronting and issuance fees charged by such bank) incurred by Agent in obtaining such Letters of Credit.

3.5      EARLY TERMINATION FEE; FINANCE FEE

                  (a) If (i) Borrower terminates the Revolving Facility under
Section 11.1 hereof, (ii) Agent or any Lender accelerates any Revolving Note or Borrower is otherwise required to make payment in full of the Obligations relating to the Revolving Facility or Lender's obligation to make Advances pursuant to the Revolving Facility shall terminate upon the occurrence of an Event of Default, or (iii) a Change of Control or final payment of the Revolving Facility pursuant to Section 11.1 occurs, any voluntary or involuntary termination of the Revolving Facility and final prepayment of the Obligations relating to the Revolving Facility by Borrower or any other Person occurs (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Agent's exercising its right of set off or otherwise; or
(vi) any payment in full of the principal amount of any Revolving Note or other satisfaction of the outstanding balance of any Revolving Note and/or the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law (each, a "REVOLVER TERMINATION"), then, at the effective date of any such Revolver Termination, Borrower shall pay Agent, for the account of Lenders (in addition to the then outstanding principal, accrued interest and other Obligations pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the Termination Fee. Notwithstanding any other provision hereof, no Termination Fee shall be due if Borrower merges or enters into a business combination with another person and the surviving person becomes the Borrower hereunder, or enters into economically similar, financing arrangements with Agent in which Agent remains, at least, a co-lead lender and collateral agent.

                  (b) If Borrower makes any final prepayment or any payment in full of the principal amount of any Term Note or other satisfaction of the outstanding balance of the Term Note and/or the Term Loan is otherwise terminated, in each case for any reason, then, on such date, Borrower shall pay Agent, for the account of Lenders (in addition to any other Obligations relating to the Term Loan pursuant to the terms of this Agreement and any other Loan Document), an amount equal to the Finance Fee.

3.6      COMPUTATION OF FEES; LAWFUL LIMITS

                  All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or the Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and the Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.6 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.7      DEFAULT RATE OF INTEREST

                  Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 3.0% per annum (the "DEFAULT RATE").

IV.      CONDITIONS PRECEDENT

4.1      CONDITIONS TO INITIAL ADVANCE AND CLOSING

                  The obligations of Lenders to consummate the transactions contemplated herein and to make the initial Advance under the Revolving Facility (the "INITIAL ADVANCE") are subject to the satisfaction, in the judgment of Agent in its Permitted Discretion, of the following:

                  (a) (i) Borrower shall have delivered to Agent the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and the other parties thereto, and a Borrowing Certificate for the Initial Advance under the Revolving Facility executed by an authorized officer of Borrower;

                  (b) all in form and substance satisfactory to Agent in its Permitted Discretion, Agent shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrower and Guarantor in each jurisdiction determined by Agent in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of Lenders, a perfected first priority security interest upon the Collateral;

                  (c) Agent shall have received (i) the Charter and Good Standing Documents, except as may be delivered post-closing as set forth on
Schedule 6.8 hereto, all in form and substance reasonably acceptable to Agent,
(ii) a certificate of the corporate secretary or assistant secretary of Borrower dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Agent, (iii) the written legal opinion of counsel for Borrower, in form and substance satisfactory to Agent in its Permitted Discretion; and (iv) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date and the applicable Borrowing Date that the conditions contained in this Section 4.1 have been satisfied;

                  (d) Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in form and substance satisfactory to Agent (each, a "SOLVENCY CERTIFICATE"), certifying (i) the solvency of Borrower after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to Borrower's financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and the Borrowing Date for the Initial Advance and after giving effect to such transactions and Indebtedness: (A) the assets of such Person, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower;

                  (e) Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower, and Borrower shall have demonstrated to Agent's satisfaction that (i) its operations comply, in all respects reasonably deemed material by Agent, in its reasonable judgment, with all applicable federal, state, foreign and local laws, statutes and regulations,
(ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could reasonably result in any Material Adverse Effect, and (iii) it has no liability (whether contingent or otherwise) that could reasonably give rise to a Material Adverse Effect;

                  (f) Agent shall have received all fees, charges and expenses payable to Agent and Lenders on or prior to the Closing Date pursuant to the Loan Documents;

                  (g) all in form and substance satisfactory to Agent in its Permitted Discretion, Agent shall have received such consents, approvals and agreements, including, without limitation, Landlord Waivers and Consents with respect to the leases for those locations specifically identified on Schedule 5.18B where a complete set of books and records relating to Accounts or the Borrower's Inventory is kept, from such third parties as Agent and its counsel shall determine are reasonably necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against Borrower or the Collateral;

                  (h) Borrower shall be in compliance with Section 5.17 and
Section 6.5, and Agent shall have received (i) copies of all such insurance policies, and (ii) original certificates of such insurance policies as Agent shall request in its Permitted Discretion confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming Agent, for the benefit of itself and Lenders, as loss payee on Borrower's property insurance;

                  (i) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be reasonably satisfactory to Agent;

                  (j) No default shall exist pursuant to any of Borrower's obligations under any material contract; Borrower shall be in compliance with all applicable laws in all material respects;

                  (k) Borrower shall have established a Lockbox and Blocked Account pursuant to Section 2.5;

                  (l) Agent shall have received copies of all (i) material licenses and permits required for Borrower to conduct the business in which it is currently engaged or is contemplated pursuant to the Loan Documents, and (ii) all intercompany agreements, management agreements, documents related to borrowed money, capital leases and other material contracts;

                  (m) Agent shall have completed its legal due diligence examinations of Borrower, the results of which shall be satisfactory in form and substance to Agent, as evidenced by Agent's execution of the Loan Documents;

                  (n) Agent shall have received evidence that upon payment of an amount which shall be specified, (i) the BofA Indebtedness shall be paid in full and termination of all liabilities and obligations of Borrower and all related documents, agreements and instruments shall have occurred, and (ii) Agent shall be authorized to release and terminate of any and all Liens and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral to the extent arising through or under the BofA Indebtedness (other than Permitted Liens);

                  (o) there shall not have occurred any Material Adverse Change or Material Adverse Effect from that which was reflected on the financial statements dated August 31, 2002 and provided to Agent;

                  (p) Borrower shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service; and

                  (q) Agent shall have received such other documents, certificates, information or legal opinions as Agent may reasonably request, all in form and substance reasonably satisfactory to Agent in its Permitted Discretion.

4.2      CONDITIONS TO EACH ADVANCE AND ISSUANCE OF EACH LETTER OF CREDIT

                  The obligations of Lenders to make any Advance (including, without limitation, the Initial Advance) are subject to the satisfaction, in the reasonable judgment of Agent, of the following conditions precedent:

                  (a) Borrower shall have delivered to Agent a Borrowing Certificate for the Advance, executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date, that the conditions contained in this Section 4.2 have been satisfied; provided, however, that any determination as to whether or extend credit shall be made by Agent in its Permitted Discretion;

                  (b) each of the representation and warranties made by Borrower in or pursuant to this Agreement shall be accurate, before and after giving effect to such Advance, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Advance on such date; provided, however, that for any representation or warranty limited to the date of closing, such limitation shall not apply, and the representation shall be true as if made at the time of any request for an Advance or issuance of a Letter of Credit, except with respect to representations that would be inconsistent with Section 6.15;

                  (c) immediately after giving effect to the requested Advance, the sum of (i) the aggregate outstanding principal amount of Advances under the Revolving Facility, including Advances in connection with the Letters of Credit, and (ii) the Unfunded L/C Exposure, shall not exceed the lesser of the Availability and the Facility Cap, and the L/C Exposure shall not exceed the L/C Sublimit;

                  (d) except as disclosed in the financial information delivered to Agent hereunder, there shall be no liabilities or obligations with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, reasonably would be likely to have a Material Adverse Effect;

                  (e) Agent shall have received all fees, charges and expenses due and payable to Agent on or prior to such date pursuant to the Loan Documents;

                  (f) there shall not have occurred any Material Adverse Change or Material Adverse Effect; and

                  (g) no default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility or the issuance of a Letter of Credit.

V.       REPRESENTATIONS AND WARRANTIES

                  Each Borrower, jointly and severally, represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1      ORGANIZATION AND AUTHORITY

                  Borrower is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (a) has all requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (b) is duly qualified to do business in every jurisdiction in which it is a party to a Government Contract, and every other jurisdiction in which failure so to qualify could reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to borrow hereunder, (iii) to consummate the transactions contemplated under the Loan Documents, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such an "investment company."

5.2      LOAN DOCUMENTS

                  The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower;
(b) do not violate any provisions of (i) applicable law, statute, rule, regulation, ordinance or tariff, (ii) any order of any Governmental Authority binding on Borrower or any of its properties, or (iii) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound, the effect of which could reasonably be expected to have a Material Adverse Effect; and (d) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower, and (e) except as set forth on Schedule 5.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3      SUBSIDIARIES, CAPITALIZATION AND OWNERSHIP INTERESTS

                  As of the date of this Agreement, Borrower has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3, each of which either are other Borrowers or Guarantors of the Obligations of Borrower herein.
Schedule 5.3 also states the authorized and issued capitalization of Borrower and each such Subsidiary, and the number and class of equity securities and/or ownership, voting or partnership interests (except for ASG) issued and outstanding (including options, warrants and other rights to acquire any of the foregoing). The ownership or partnership interests of each Borrower that is a limited partnership or a limited liability company are not certificated, the documents relating to such interests do not expressly state that the interests are governed by Article 8 of the Uniform Commercial Code, and the interests are not held in a securities account. Schedule 5.3 also lists the directors, members, managers and/or partners of Borrower, as well as any beneficial or record holders of more than twenty-five percent (25%) of the equity of ASG, and ASG owns, directly or indirectly, all of the issued and outstanding equity securities and/or ownership or voting or partnership interests of each other Borrower. The outstanding equity securities and/or ownership, voting or partnership interests of each Borrower have been duly authorized and validly issued and are fully paid and nonassessable. Except as listed on Schedule 5.3, Borrower does not own an interest or participate or engage in any joint venture, partnership or similar arrangements with any Person.

5.4      PROPERTIES

                  Borrower (a) is the sole owner and has good, valid and marketable title to all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (b) is in compliance in all material respects with each lease to which it is a party or otherwise bound, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to Borrower, and all assets or property that are leased pursuant to capital leases or licensed by Borrower, and any other material leases. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and are valid and subsisting and are in full force and effect.

5.5      OTHER AGREEMENTS

                  Except as set forth on Schedule 5.5, Borrower is not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect; or (c) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, management fee with respect to, the ownership, operation, leasing or performance of any of its business.

5.6      LITIGATION

                  Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against Borrower that (a) questions or could prevent the validity of any of the Loan Documents or the right of Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby, (b) would reasonably be likely to have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect, or (c) would reasonably be likely to result in any Change of Control or other change in the current ownership, control or management of Borrower. Except as set forth on Schedule 5.6, as of the date hereof Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. Except as set forth on
Schedule 5.6, as of the date hereof there is no action, suit, proceeding or investigation initiated by Borrower currently pending, and Borrower has no existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor, except for Permitted Indebtedness.

5.7      HAZARDOUS MATERIALS

                  Borrower is in compliance in all material respects with all applicable Environmental Laws. Borrower has not been notified of any action, suit, proceeding or investigation (a) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (b) which otherwise deals with any Hazardous Substance or any Environmental Law, or (c) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance which, in any case, could have a Material Adverse Effect.

5.8      TAX RETURNS; GOVERNMENTAL REPORTS

                  Borrower (a) has filed all material federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower, and (b) has paid all material taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith and that are identified on Schedule 5.8.

5.9      FINANCIAL STATEMENTS AND REPORTS

                  All financial statements relating to Borrower that have been or may hereafter be delivered to Agent by Borrower are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods. ASG has no material obligations or liabilities of any kind not disclosed in such financial statements that would be required to be disclosed therein in accordance with GAAP, and since the date of the most recent financial statements submitted to

Agent, there has not occurred any Material Adverse Change or Material Adverse Effect or, to Borrower's knowledge, any other event or condition that could reasonably be expected to have a Material Adverse Effect.

5.10     COMPLIANCE WITH LAW

                  Borrower (a) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower's business, assets or operations, including, without limitation, ERISA and HIPPA, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except where such noncompliance or violation would not reasonably be likely to have a Material Adverse Effect. There is no event, fact, condition or circumstance known to Borrower which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. Borrower has (i) not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (ii) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (iii) no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (iv) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (v) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. ss. 2615.3 has not been waived.

5.11     INTELLECTUAL PROPERTY

                  Except as set forth on Schedule 5.11, as of the date hereof Borrower does not own, and is not a party to, any patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets, proprietary software or licenses (collectively, the "INTELLECTUAL PROPERTY").

5.12     LICENSES AND PERMITS; LABOR

                  Borrower is in compliance with and has all Permits necessary or required by applicable law or Governmental Authority for the operation of its businesses except where the failure to be in compliance would not reasonably be likely to have a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others, except as would not reasonably be likely to have a Material Adverse Effect. Borrower (a) is not in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, and (b) has not been involved in any labor dispute, strike, walkout or union organization activity which would reasonably be likely to have a Material Adverse Effect

5.13     NO DEFAULT

                  There does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default under any material contract or agreement.

5.14     DISCLOSURE

                  No Loan Document nor any other agreement, document, certificate, or statement furnished to Agent by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to Borrower which has not been disclosed to Agent in writing which reasonably would be likely to have a Material Adverse Effect.

5.15     EXISTING INDEBTEDNESS; INVESTMENTS, GUARANTEES AND CERTAIN CONTRACTS

                  Except as permitted by the Loan Documents and after giving effect to the repayment of the BofA Indebtedness with the proceeds of the Initial Advance, Borrower (a) has no outstanding Indebtedness (b) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (c) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any Person other than with respect to a Guarantor or another Borrower as set forth on Schedule 5.15. Borrower has performed all material obligations required to be performed by Borrower under any document evidencing such Indebtedness and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder.

5.16     OTHER AGREEMENTS

                  Except as described in the filings of ASG with the Securities and Exchange Commission, as of the date hereof there are no existing or proposed material agreements, arrangements, understandings or transactions between Borrower and any of Borrower's officers, members, managers, directors, stockholders, partners, other interest holders, employees or any members of their respective immediate families.

5.17     INSURANCE

                  Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies as in force on the date of this Agreement are listed and described on Schedule 5.17.

5.18     NAMES; LOCATION OF OFFICES, RECORDS AND COLLATERAL

                  During the preceding five years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Borrower is the sole owner of all of its names listed on Schedule 5.18A, and any and all business done and invoices issued having a value in excess of $50,000, in such names are Borrower's sales, business and invoices. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18B or with respect to which notice is provided to the Agent pursuant to Section 7.4(a), and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidence the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the United States.

5.19     NON-SUBORDINATION

                  The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.20     ACCOUNTS

                  In determining which Accounts are Eligible Receivables, Agent may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Agent, each Account of Borrower (a) is genuine and in all respects what it purports to be and is not evidenced by a judgment, (b) arises out of a completed, bona fide sale and delivery of goods or rendering of services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (c) is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of services, a copy of which has been furnished or is available to Agent, (d) if included on a Borrowing Base Certificate, is not, subject to any known offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason, (e) there are no known facts, events or occurrences which in any way impair the validity or enforceability thereof or if included on a Borrowing Base Certificate, reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Agent with respect thereto, (f) to the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which in Borrower's opinion is likely to result in any Material Adverse Change in the collectibility of any such Account, and (g) Borrower has obtained and currently has all Permits necessary in the generation thereof except for any failure to obtain a Permit which would not be reasonably likely to have a Material Adverse Effect. Unless otherwise indicated in writing to Agent, to the best of Borrower's knowledge, (i) the Account Debtor under each Account of Borrower had the capacity to contract at the time any contract or other document giving rise thereto was executed, and (ii) such Account Debtor is solvent.

5.21     SURVIVAL

         Borrowers, jointly and severally, make the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, and the making of the Advances.

5.22     PERFORMANCE AND PAYMENT BONDS FOR GOVERNMENT CONTRACTS

         Borrower has posted all bonds required by each Government Contract to which it is a party, except as set forth on Schedule 5.22.

VI.      AFFIRMATIVE COVENANTS

                  Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

6.1      FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

                  (a) Financial Reports. ASG shall furnish to Agent and each Lender (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of ASG, audited annual consolidated financial statements of ASG including the notes thereto, consisting of a consolidated balance sheet at the end of such completed fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm reasonably satisfactory to Agent (which shall include Ernst & Young) and accompanied by related management letters, if available, (ii) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of ASG, unaudited consolidated financial statements of ASG consisting of a balance sheet and statements of income, stockholders' equity and cash flows as of the end of the immediately preceding fiscal quarter, and (iii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited consolidated financial statements of ASG consisting of a balance sheet and a statement of income, and cash flows as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (except that certain of the financial statements do not have footnotes), and are subject to year end adjustments in the case of monthly and quarterly financial statements, including, without limitation, reserves for incurred but not reported items and claims payable consistent with past practices). With each quarterly and annual financial statement, ASG shall also deliver a certificate of its chief financial officer stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) ASG (on a consolidated basis) is in compliance with all financial covenants attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form reasonably satisfactory to the Agent.

                  (b) Other Materials. ASG shall furnish to Agent and each Lender as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) copies of any pro forma financial statements and any other notes, reports and other materials related thereto, (ii) any reports, returns, information, notices and other materials that ASG shall send to its stockholders at any time, (iii) within thirty (30) calendar days after the end of each calendar month for such month, an accounts payable detailed aging and reconciliation of the accounts receivable and accounts payable to the general ledger and financial statements, (iv) promptly upon receipt thereof, copies of any reports submitted to ASG by its independent accountants in connection with any interim audit of the books of ASG or any future Guarantor and copies of each management control letter provided by such independent accountants, and (v) such additional information, documents, statements, reports and other materials as Agent may reasonably request from a credit or security perspective from time to time.

                  (c) Notices. Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Agent in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds $2,000,000 (other than in lawsuits brought by or on behalf of inmates that Borrower reasonably believes will not go to trial), (B) any of the foregoing seeks injunctive relief (excluding such relief sought in law suits brought by or on behalf of inmates), or (C) if against Borrower and not covered by insurance, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that could reasonably be expected to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower in an amount of $100,000 or more, (v) any matter(s) affecting the value, enforceability or collectibility of any of the Collateral, including, without limitation, claims or disputes in the amount of $100,000 or more in existence at any one time, (vi) any notice given by Borrower to any other lender of Borrower and shall furnish to Agent a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority regarding any liability or claim of liability in an amount of $100,000 or more, (viii) receipt of any notice by Borrower regarding termination of any real estate lease, and/or
(ix) if any Account over $100,000 becomes evidenced or secured by an instrument or chattel paper.

                  (d) Consents. Borrower shall obtain and deliver from time to time all consents, approvals and agreements from such third parties as Agent shall determine are necessary or desirable in its Permitted Discretion for the protection of its Collateral and that are reasonably satisfactory to Agent with respect to the Loan Documents and the transactions contemplated thereby, or the Collateral, including, without limitation, Landlord Waivers and Consents for each location set forth on Schedule 5.18B, as amended from time to time.

                  (e) Operating Budget. ASG shall furnish to Agent and each Lender on or prior to the Closing Date and for each fiscal year of ASG thereafter on the date on which such operating budgets are approved by ASG's Board of Directors, and in any case no later than January 1 of each fiscal year, consolidated month by month projected operating budgets, which shall include projected profit and loss statements, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year in each case prepared in accordance with GAAP consistently applied with prior periods (except that such projections will not have footnotes and will be subject to year-end adjustments in the case of monthly and quarterly projections, including, without limitation, reserves for incurred but not reported items and claims payable consistent with past practices.

6.2      PAYMENT OF OBLIGATIONS

                  Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations.

6.3      CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE AND ASSETS

                  Borrower shall (a) conduct its business in accordance with good business practices customary to the industry, (b) engage principally in the same or similar lines of business substantially as heretofore conducted, (c) collect its Accounts in the ordinary course of business, (d) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (e) from time to time to make all necessary repairs, renewals and replacements of its material properties, assets and equipment, and (f) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect; and (g) remain in good standing and maintain operations in all jurisdictions reasonably necessary to conduct its business.

6.4      COMPLIANCE WITH LEGAL AND OTHER OBLIGATIONS

                  Borrower shall (a) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, including, but not limited to, any accreditation and survey requirements, and (d) maintain and comply with all Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business, except where failure to comply, pay, maintain or perform would not reasonably be likely to have a Material Adverse Effect. Borrower shall give Agent prompt notice and a copy of (a) any new material Government Contract, and
(b) any communication from a Governmental Authority concerning nonperformance (including nonperformance in connection with Hazardous Substances), default, set-off or bonding issues under any Governmental Contract.

6.5      INSURANCE

                  Borrower shall (a) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties in at least the minimum amount required by applicable law and any agreement to which Borrower is a party, including, without limitation, property insurance, automobile insurance and professional liability insurance, as applicable, (b) maintain (i) general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower, and (ii) stop loss insurance with coverage in reasonable amounts as are customary for a business engaged in activities similar to those of Borrower or as required by any agreement to which Borrower is a party (i.e., at Closing, Borrower has coverage of 100% of exposure for amounts in excess of $500,000 per patient with a per patient cap of $2,000,000); (c) maintain insurance under all applicable workers' compensation laws, and (d) require all of its healthcare professional employees and independent contractors to maintain professional liability insurance; all of the foregoing insurance policies to be satisfactory in form and substance to Agent in its Permitted Discretion.

6.6      TRUE BOOKS

                  Borrower shall (a) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

6.7      INSPECTION; PERIODIC AUDITS

                  Borrower shall permit the representatives of Agent and Lenders from time to time during normal business hours, upon reasonable notice and at the expense of Borrower, to (a) (once each quarter at Borrower's expense if no Default or Event of Default shall have occurred and be continuing, and more often, at Agent's Permitted Discretion, after the occurrence and during the continuance of any Default or Event of Default) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, and make copies and extracts therefrom, and (b) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing). Notwithstanding the foregoing, Borrower shall not be required to provide information to Agent if doing so would require Borrower to waive any applicable attorney/client privilege or accountant/client privilege existent in connection with any pending or threatened litigation. Agent shall endeavor to minimize the expenses of any quarterly audits.

6.8      FURTHER ASSURANCES; POST CLOSING

                  At Borrower's cost and expense, Borrower shall (a) within five
(5) Business Days after Agent's demand, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Agent reasonably may request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8, and (c) upon the exercise by Agent, any Lender or any of their Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, within a reasonable time, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Agent, any Lender or any of their Affiliates of any right or remedy under any Loan Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Borrower shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Agent, any Lender or such Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

6.9      PAYMENT OF INDEBTEDNESS

                  Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Agent may deem proper and necessary in its sole discretion shall have been made therefor.

6.10     LIEN TERMINATIONS

                  If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

6.11     USE OF PROCEEDS

                  Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in the recitals to this Agreement.

6.12     COLLATERAL DOCUMENTS; SECURITY INTEREST IN COLLATERAL

                  On reasonable request of Agent, Borrower shall make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including, without limitation, Accounts of Borrower. Borrower shall
(i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Agent to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Agent and Agent's perfected first priority Lien on the Collateral (and Borrower irrevocably grants Agent the right, at Agent's option, to file any or all of the foregoing), (ii) maintain, or cause to be maintained, at all times, the pledge of the Collateral to Agent and Agent's perfected first priority Lien on the Collateral, (iii) promptly upon learning thereof, report to Agent any reclamation, return or repossession of goods in excess of $500,000 (individually or in the aggregate), and (iv) defend the Collateral and Agent's perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent, and pay all costs and expenses (including, without limitation, reasonable in-house documentation, diligence fees and legal expenses and other reasonable attorneys' fees and expenses) in connection with such defense, which shall be added to the Obligations.

6.13     TAXES AND OTHER CHARGES

                  All payments and reimbursements to Agent, for the benefit of Lenders, made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on each Lender's net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Agent, for the benefit of Lenders, then the sum payable to Agent, for the benefit of Lenders, shall be increased as may be necessary so that, after making all required deductions, each Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (a) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (b) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (c) compliance by any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (i) subjects such Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Agent, for the benefit of Lenders, of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of each Lender), or (ii) imposes on Lenders any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lenders of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent, for the benefit of Lenders, any additional amounts necessary to compensate each Lender, on an after-tax basis, for such additional cost or reduced amount as determined by such Lender. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 6.13 it shall promptly notify Borrower of the event by reason of which such Lender has become so entitled, and each such notice of additional amounts payable pursuant to this
Section 6.13 submitted by such Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Without limiting or being limited by any other provision of any Loan Document, Borrower at all times shall retain and use a commercially known and professional payroll company to process, manage and pay its payroll taxes.

6.14     NEW SUBSIDIARIES

                  Within thirty (30) calendar days of any Person becoming a Subsidiary after the Closing Date, Borrower shall (a) deliver to Agent a joinder to this Agreement and to each other Loan Document to which the Borrower is a party duly executed by such Person, which joinder shall be in form and substance satisfactory to the Agent in its Permitted Discretion, (b) provide Agent with copies of such Person's organizational documents, material contracts, financial information, and any other information requested by Agent, on behalf of the Lenders, in order to perform legal and financial diligence and Uniform Commercial Code, tax and judgment lien searches, and (c) cause such Person to duly execute and deliver such further agreements, assignments, instructions or documents as Agent may request in its Permitted Discretion with respect to the purposes, terms and conditions of the Loan Documents.

6.15     SCHEDULES TO THE LOAN AGREEMENT

                  Notwithstanding any other provision in any Loan Document, or any date limitation set forth in any representation or warranty referencing such schedules, Borrower shall keep all schedules current in all material respects and shall provide amended schedules to Agent as necessary to comply herewith. Notwithstanding the foregoing, the following schedules shall be updated only to the extent specified hereby:

                  (a) the disclosure of directors, members, managers and/or partners of Borrower, as well as any beneficial or record holders of more than twenty-five percent (25%) of the equity of ASG in Schedule 5.3 shall be updated as reasonably requested by Agent;

                  (b) the disclosure of any order, writ, injunction, judgment or decree of any Governmental Authority to which Borrower is a party or otherwise subject to in Schedule 5.6, and the disclosure of any action, suit, proceeding or investigation initiated by Borrower in Schedule 5.6 shall be updated only if any such information would be reasonably likely to result in a Material Adverse Effect;

                  (c) all disclosures in Schedule 5.8 shall be updated only if any such information would reasonably be likely to result in a Material Adverse Effect; and

                  (d) all disclosures of property and business interruption insurance policies in Schedule 5.17 shall be updated for any material change to the policy or the addition of any business interruption policy, all other disclosures of insurance in Schedule 5.17 shall be updated only if any such information would reasonably be likely to result in a Material Adverse Effect.

 6.16    NEW GOVERNMENT CONTRACTS

                  Within ten (10) Business Days of any Borrower entering into a Government Contract with a Governmental Authority, Borrower shall deliver to Agent a full copy of such Government Contract so that Agent can determine whether such contract contains Eligible Receivables and whether it shall be included on the Borrowing Base.

VII.     NEGATIVE COVENANTS

                  Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

7.1      FINANCIAL COVENANTS

                  Borrower shall not violate the financial covenants set forth on Annex I to this Agreement, which annex is incorporated herein and made a part hereof.

7.2      PERMITTED INDEBTEDNESS

                  Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, "PERMITTED INDEBTEDNESS"):
(a) Indebtedness under the Loan Documents, (b) any Indebtedness set forth on
Schedule 7.2 or arising after the date hereof pursuant to commitments set forth in Schedule 7.2 and any refunding or renewals thereof which do not increase the principal amount of such Indebtedness; (c) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred pursuant to purchase money Liens permitted by Section 7.3(e); provided, that the aggregate amount thereof outstanding at any time shall not exceed $1,000,000, (d) current liabilities (other than for borrowed money) to the extent (i) incurred in the ordinary course of business consistent with past practices and (ii) discharged or satisfied at or before the due date for payment (subject to ordinary course payment practices), unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower's independent accountants shall have been reserved, (e) borrowings incurred in the ordinary course of business,
(f) other indebtedness in an amount not exceeding $1,000,000 individually or in the aggregate outstanding at any one time; (g) indemnities under Government Contracts, (h) Subordinated Debt in an amount not to exceed $10,000,000 at any one time outstanding, (i) Indebtedness with respect to financed insurance premiums to the extent not past due, (j) Contingent Obligations undertaken by any Borrower with respect to the Indebtedness of any other Borrower, to the extent such Indebtedness is permitted hereunder as set forth on Schedule 7.2,
(k) intercompany debt between or among Borrowers hereto and (i) reimbursement obligations with respect to letters of credit that are secured by cash collateral accounts, provided, however, that in each case under this Section 7.2, all such Indebtedness shall be on an unsecured basis, except for Permitted Liens relating to money borrowed which shall be subordinated in right of repayment and remedies to all of the Obligations and to all of the Lenders' rights in form and substance satisfactory to Agent. Borrower shall not make prepayments on any existing or future Indebtedness to any Person other than to Agent, for the benefit of Lenders, or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower, Agent and Lenders.

7.3      PERMITTED LIENS

                  Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, "PERMITTED LIENS"): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and Lenders, (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP, (c) (i) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, and (ii) other Liens imposed by law or that arise by operation of law in the ordinary course of business, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Agent in its Permitted Discretion, (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, (e) purchase money Liens (i) securing Indebtedness permitted under
Section 7.2(c), or (ii) in connection with the purchase by such Person of equipment in the normal course of business; provided, that such secured Indebtedness shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder, (f) Liens necessary and desirable for the operation of such Person's business; provided, that Agent has consented to such Liens in writing before their creation and existence and the priority of such Liens and the debt secured thereby are both subject and subordinate in all respects to the Liens securing the Collateral and to the Obligations and all of the rights and remedies of Agent and each Lender, all in form and substance satisfactory to Agent in its Permitted Discretion, (g) Liens disclosed on Schedule 7.3, (h) easements, reservations, exceptions, rights-of-way, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by the Borrower, (i) liens in respect of any writ of execution, attachment, garnishment, judgment or award in an amount less than $100,000, if (x) the time for appeal or petition for rehearing has not expired, an appeal or appropriate proceeding for review is being prosecuted in good faith and a stay of execution pending such appeal or proceeding for review has been secured, or (y) the underlying claim is fully covered by insurance, the insurer has acknowledged in writing its responsibility to pay such claim and no action has been taken to enforce such execution, attachment, garnishment, judgment or award, (j) liens of lessors (except liens on Accounts are not permitted under any circumstances) under or in connection with operating leases, and (k) liens on cash collateral accounts established to secure Borrower's reimbursement obligations with respect to letters of credit.

7.4      INVESTMENTS; NEW FACILITIES OR COLLATERAL; SUBSIDIARIES

                  (a) Except as set forth on Schedule 7.4 and except for any Borrower's ownership on the date of this Agreement of the equity interests of another Borrower, Borrower, directly or indirectly, shall not (i) merge with, purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in all or substantially all of the assets of, any Person or any joint venture unless such Person is or becomes a Borrower in the manner provided in Section 6.14, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person other than to or for the benefit of a person who is or becomes a Borrower under the Loan Documents in the manner provided in Section 6.14, except for ordinary course of business investments of the type historically made by Borrower, or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents, Permitted Indebtedness, and other than (x) trade credit extended in the ordinary course of business, (y) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, and (z) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any property or assets or any Collateral having a value of $50,000 or more that is not located at the locations set forth on Schedule 5.18B, unless Borrower shall provide to Agent contemporaneous written notice. Furthermore, Borrower shall update Schedule 5.18B, any time books and records related to Account Collateral and any Inventory are located at any place other than the places specifically identified on Schedule 5.18B.

                  (b) Borrower shall not redirect any Accounts or the proceeds thereof to or through any subsidiary that is inactive or that is not a party to the Loan Documents. If any inactive Subsidiary commences business activity Borrower shall cause it to become a party to the Loan Documents.

7.5      DIVIDENDS; REDEMPTIONS; EQUITY

                  Borrower shall not (a) declare, pay or make any cash dividend or distribution on any shares of capital stock or other securities or interests, or apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (collectively, the "DISTRIBUTIONS"), or (b) other than ASG, issue or create any capital stock or other equity securities; except, that (i) Borrower may make Distributions or issue capital stock or other equity securities to or for the benefit of another Borrower, and (ii) ASG may pay cash in lieu of issuing fractional shares upon the exercise of options or warrants to purchase shares of its common stock.

7.6      TRANSACTIONS WITH AFFILIATES

                  Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates (except any Guarantor or another Borrower) other than: (a) salary, bonus, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business; provided, that no payments of any bonus or otherwise (except normal salaries, consistent with past practices) shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment, (b) Distributions and dividends permitted pursuant to Section 7.5, (c) transactions on overall terms at least as favorable to Borrower as would be the case in an arm's length transaction between unrelated parties of equal bargaining power, (d) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both (i) reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power, and (ii) are subject to such terms and conditions as determined by Agent in its sole discretion, provided, that notwithstanding the foregoing Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable as a guarantor, surety or otherwise, pursuant to an agreement for any Indebtedness of any such Affiliate in the ordinary course of business, except that Borrower may enter into such transaction with another Borrower or Guarantor so long as any and all material transactions are set forth on Schedule 7.6, or (Z) make any payment to an Affiliate (except another Borrower or Guarantor in the ordinary course of business) if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment.

7.7      CHARTER DOCUMENTS; FISCAL YEAR; DISSOLUTION; COLLATERAL ASSIGNMENT

                  Borrower shall not (a) change its state of organization, or amend, modify, restate or change its certificate of incorporation or bylaws or similar charter documents in a manner that would be adverse to Agent or any Lender, (b) change its fiscal year, (c) amend, alter or suspend or terminate or make provisional, any material Permit, (d) wind up, liquidate or dissolve (except for mergers into another party hereto) (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, or (e) use any proceeds of any Loans for "purchasing" or "carrying" "margin stock" as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

7.8      TRANSFER OF ASSETS

                  Borrower shall not sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets, or agree to do any of the foregoing, except that:

                  (a) Borrower may lease (other than by a sale-leaseback transaction) as lessee real or personal property or surrender all or a portion of a lease of the same, in each case in the ordinary course of business (so long as such lease does not create or result in and is not otherwise a Capitalized Lease Obligation prohibited under this Agreement) provided that, if books and records regarding Collateral or Inventory if included on any Borrowing Base Certificate, are to be kept at any new leased location, a Landlord Waiver is executed, satisfactory in form and substance to Agent;

                  (b) Borrower may sell obsolete or replaced equipment or excess equipment no longer needed in the ordinary course of business; and

                  (c) Borrower may sell Inventory in the ordinary course of business.


7.9      CONTINGENT OBLIGATIONS

                  Borrower shall not enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person, except for (i) indemnification obligations in the ordinary course of Borrower's business, (ii) Contingent Obligations permitted pursuant to Section 7.2, and (iii) such other obligations as are set forth on Schedule 7.9 hereto.

7.10     TRUTH OF STATEMENTS

                  Borrower shall not furnish to Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.11     PAYMENT ON SUBORDINATED DEBT

                  Borrower shall not (a) make any prepayment of any part or all of any Subordinated Debt, (b) repurchase, redeem or retire any instrument evidencing any such Subordinated Debt prior to maturity, or (c) enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Subordinated Debt.

7.12     IRS FORM 8821

                  Borrower shall not alter, amend, restate or otherwise modify, or withdraw, terminate or refile the IRS Form 8821 required to be filed pursuant to Section 4.1 hereof.

VIII.    EVENTS OF DEFAULT

         The occurrence of any one or more of the following shall constitute an "Event of Default:"

                  (a) Borrower shall fail to pay any amount on the Obligations, including any Funded L/C Exposure, or otherwise provided for in any Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by required prepayment or otherwise);

                   (b) any representation, statement or warranty made or deemed made by Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

                  (c) Borrower or any Guarantor or other party thereto, other than Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in
Article VI (other than Sections 6.1(a), 6.2, 6.3, 6.8, and 6.11 for which there shall be no cure period), there shall be a thirty (30) calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer of such Person knew or became aware, of such failure, violation, breach or default;

                  (d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Agent, for the benefit of itself and Lenders, ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Agent, for the benefit of itself and Lenders, pursuant to the Security Documents;

                  (e) one or more judgments or decrees is rendered against Borrower or Guarantor in an amount in excess of $500,000, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered; provided, however, that the judgment rendered against Borrower in the Circuit Court, 10th Judicial Circuit, Polk County, Florida in a lawsuit known as the "Cullaton" case shall not constitute a Default or an Event of Default;

                  (f) (i) any default occurs, which is not cured or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) for borrowed money of Borrower or Guarantor in excess of $500,000, or (y) in the performance or observance of any provision in any agreement, document or instrument pursuant to which Borrower or any Guarantor issued, assumed or guaranteed any Indebtedness in an amount in excess of $500,000 to which any Borrower or Guarantor is a party, or any of their assets are subject and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (ii) any Indebtedness of Borrower or Guarantor for borrowed money in an amount greater than $500,000 individually or in the aggregate at any one time, is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness in an amount greater than $500,000 individually or in the aggregate at any one time (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof;

                  (g) Borrower or Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any Debtor Relief Law,
(iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law;

                  (h) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or Guarantor or the whole or any substantial part of any such Person's properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against Borrower or Guarantor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of Borrower or Guarantor or of the whole or any substantial part of any such Person's properties, which is not irrevocably relinquished within sixty
(60) calendar days, or (ii) there is commenced against Borrower or Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which Borrower or Guarantor takes any action to indicate its approval of or consent to;

                  (i) (i) any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Effect or Material Adverse Change occurs, or is reasonably expected to occur, or (iii) Borrower or Guarantor ceases any material portion of its business operations as currently conducted;

                  (j) an Event of Default occurs under any other Loan Document beyond applicable cure periods;

                  (k) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $500,000 in the aggregate (excluding deductibles);

                  (l) Borrower or Guarantor or any of their respective directors or senior officers is convicted under any law that could lead to a forfeiture of any material portion of the Collateral;

                  (m) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment seeking in any one instance or in the aggregate a recovery of $500,000 or more against Borrower or Guarantor or any of their property or assets; or

                  (n) Borrower or Guarantor does, or enters into or becomes a party to any agreement or commitment to do, or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);

then, and during the continuance of any such event, notwithstanding any other provision of any Loan Document, (I) Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) terminate Lenders' obligations to make Loans hereunder, whereupon the same shall immediately terminate, and (ii) declare all or any of the Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(d), (g) or (h), in which event all of the foregoing shall automatically and without further act by Agent or any Lender be due and payable; provided, that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section 8(d), there shall be a ten (10) Business Day cure period commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any authorized officer thereof knew or became aware, of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and (II) effective immediately, without any action of Agent or Lenders, no action permitted to be taken under Article VII hereof may be taken.

IX.      RIGHTS AND REMEDIES AFTER DEFAULT

9.1      RIGHTS AND REMEDIES

                  (a) In addition to the acceleration provisions set forth in
Article VIII above, upon the occurrence and continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent, for the benefit of Lenders, or Lenders to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Borrower shall resist or interfere with such action, (vii) at Borrower's expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent, (viii) reduce or otherwise change the Facility Cap and/or the Maximum Loan Amount, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Agent and shall be secured by the Collateral, and such payments by Agent shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent and Lenders.

                  (b) Borrower agrees that notice received by it at least ten
(10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Agent's exercise of its rights and remedies with respect to the Collateral. Agent, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2      APPLICATION OF PROCEEDS

                  In addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower's business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys' fees and all expenses, liabilities and advances made or incurred in connection therewith);
(ii) second, to the payment of all Obligations as provided herein and as determined by Requisite Lenders; (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Agent, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Agent and Lenders need not address their claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

9.3      RIGHTS OF AGENT TO APPOINT RECEIVER

                  Without limiting and in addition to any other rights, options and remedies Agent has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent to enforce its and Lenders' rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4      RIGHTS AND REMEDIES NOT EXCLUSIVE

                  Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent or Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent's or Lenders' rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent or Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.       WAIVERS AND JUDICIAL PROCEEDINGS

10.1     WAIVERS

                  (a) Except as expressly provided for herein, Borrower hereby waives demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent or any Lender to obtain an order of court recognizing the assignment of, or Lien of Agent, for the benefit of itself and Lenders, in and to, any Collateral.

                  (b) If it is at any time determined that any Borrower is liable as a guarantor of any portion of the Obligations (and not as a co-obligor or co-borrower), the liability of each Borrower hereunder shall be absolute and unconditional irrespective of (a) the insolvency of, or the voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceedings affecting any Borrower or any of its assets, or (b) any other circumstance or claim which might otherwise constitute a defense available to, or a discharge of, any Person that is a Borrower in respect of the Obligations. No payment made by any Borrower, or received or collected by the Agent or any Lender from any Borrower by virtue of any action, proceeding or set-off in reduction or in payment of the Obligations shall be deemed to modify, release or otherwise affect the liability of any Borrower under the Loan Documents, and each Borrower shall remain liable for the Obligations until all Obligations are paid in full.

10.2     DELAY; NO WAIVER OF DEFAULTS

                  No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent's or Lenders' part in enforcing any such provision shall affect the liability of Borrower or Guarantor or operate as a waiver of such provision or affect the liability of Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, neither Agent nor any Lender waives any breach of any representation or warranty under any Loan Document, and all of Agent's and Lenders' claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3     JURY WAIVER

                  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4     COOPERATION IN DISCOVERY AND LITIGATION

         In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (a) any of its directors, officers, employees or agents being deemed to be employees or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (b) any discovery deposition of any of them as if it were an evidence deposition, and/or (c) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Agent, all Persons, documents (whether in tangible, electronic or other form) and/or other things under its control and relating to the dispute.

10.5     AMENDMENT AND WAIVERS

                  (a) Except as otherwise provided herein, no amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders; provided, that no amendment, modification, termination, or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase the Commitment of any Lender (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan;
(iii) extend the scheduled due date or reduce the amount due on any scheduled due date, of any installment of principal, interest, or fees payable with respect to any Loan, or waive, forgive, extend, defer or postpone the payment thereof; (iv) change the percentage of the Commitments, of the aggregate unpaid principal amount of the Loans, or of Lenders which shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty or release any material portion of the Collateral (which action shall be deemed to directly affect all Lenders) (provided, that consent to such release shall not be required if such release is made after and during the continuance of an Event of Default in connection with the sale or disposition of the Collateral by Agent); (vi) amend, modify or waive this Section 10.5 or the definitions of the terms used in this Section 10.5 insofar as the definitions affect the substance of this Section 10.5 (which action shall be deemed to directly affect all Lenders); (vii) consent to the assignment or other transfer by Borrower or any other party (other than any Lender) to any Loan Documents of any of their rights and obligations under any Loan Document; or (viii) increase the Advance Rate or change the definition of Eligible Billed Receivables, Eligible Unbilled Receivables or Borrowing Base; and, provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required herein above to take such action.

                  (b) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.

                  (c) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender and Borrower.

XI.      EFFECTIVE DATE AND TERMINATION

11.1     EFFECTIVENESS AND TERMINATION

                  (a) Borrower may terminate the Term Loan in whole or in part at any time, subject to Section 3.5(b), upon full performance and indefeasible payment in full in cash of all Obligations relating to the Term Loan under the Loan Documents.

                  (b) Subject to each Lender's right to terminate and cease making Loans as set forth in this Agreement, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations, unless terminated sooner as provided in this Section 11.1(b). Borrower may terminate the Revolving Facility or this Agreement at any time, subject to Section 3.5(a), upon not less than thirty (30) calendar days' prior notice to Agent and upon full performance and indefeasible payment in full in cash of all Obligations under the Loan Documents. Upon any termination of the Revolving Facility or this Agreement by Borrower, the obligation of Lenders to make Advances under the Revolving Facility shall terminate. All of the Obligations shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the "TERMINATION DATE"); provided that, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the thirty (30) calendar days' prior written notice period. Notwithstanding any other provision of any Loan Document, no notice to terminate this Agreement shall affect any Lender's or Agent's rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully and indefeasibly paid in cash in full. The Liens granted to Agent, for the benefit of itself and Lenders, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent and Lenders shall continue in full force and effect notwithstanding the fact that Borrower's borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been indefeasibly paid in full in cash.

11.2     SURVIVAL

                  All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Loans and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.6, 10.1, 10.3, 11.1, 11.2, 12.4 and 12.7 and Article XI-A shall survive termination of the Loan Documents and any payment, in full of the Obligations.

XI-A.    AGENCY PROVISIONS

11-A.1   AGENT

                  (a) Appointment. Each Lender hereby designates and appoints CapitalSource as the administrative agent and the collateral agent, under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes CapitalSource, as the administrative agent and the collateral agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the conditions contained in this Article. The provisions of this Article are solely for the benefit of Agent and Lenders, and Borrower shall have no rights as a third-party beneficiary of any of the provisions hereof. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                  (b) Nature of Duties. In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders and its duties are administrative in nature and it does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or Borrower. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Except for information, notices, reports, and other documents expressly required to be furnished to Lenders by the Agent hereunder or given to the Agent for the account of or with copies for Lenders, each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender. Agent shall promptly notify (in writing) each Lender any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                  (c) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, managers, members, equity owners, employees or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith. Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder, and Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees or agents to any personal liability unless Agent receives an indemnification reasonably satisfactory to it from Lenders with respect to such action.

                  (d) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

                  (e) Indemnification. Each Lender, severally and not jointly, agrees to reimburse and indemnify Agent and its officers, directors, managers, members, equity owners, employees and agents (to the extent not reimbursed by Borrower or the Guarantors), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding obligations (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. The obligations of Lenders under this Article XI-A shall survive the payment in full of the Obligations and the termination of this Agreement.

                  (f) CapitalSource Individually. With respect to the Loans made by it, and the Notes issued to it, CapitalSource shall have and may exercise the same rights and powers hereunder and under the other Loan Documents and is subject to the same obligations and liabilities as and to the extent set forth herein and the other Loan Documents as any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include CapitalSource in its individual capacity as a Lender or one of the Requisite Lenders. CapitalSource may lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any subsidiary of Borrower as if it were not acting as Agent pursuant hereto.



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

                  (g) Successor Agent.

                      (i) Resignation. Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty
(30) days' prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

                      (ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (g)(i) above, Requisite Lenders shall appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders, then appoint a successor Agent who shall serve as Agent until such time, as Requisite Lenders, appoint a successor Agent as provided above. If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) day period, the resignation shall become effective and Requisite Lenders shall thereafter perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

                      (iii) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and, upon the earlier of such acceptance or the effective date of the retiring Agent's resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, except that any indemnity rights or other rights in favor of such retiring Agent shall continue. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this
Article XI-A shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                  (h) Collateral Matters.

                      (i) Collateral. Each Lender agrees that any action taken by the Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by the Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the Agent. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower or any of its Subsidiaries; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

                      (ii) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent for the benefit of Lenders upon any property covered by this Agreement or the Loan Documents (A) upon termination of this Agreement and payment and satisfaction in full of all Obligations; or (B) constituting property being sold or disposed of outside of Borrowers' ordinary course of business if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry).

                      (iii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 11-A.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 11-A.1(h)(ii). So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the Requisite Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any subsidiary of Borrower, in respect of), all interests retained by Borrower or any subsidiary of Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

                      (iv) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 11-A.1(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission, or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by this Agreement or the Loan Documents as one of Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account. Notwithstanding the foregoing, Agent shall be liable with respect to its own gross negligence or willful misconduct.

                  (i) Agency for Perfection. Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders' security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions.

                  (j) Exercise of Remedies. Except as set forth in Section 11-A.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

11-A.2   CONSENTS

                  In the event Agent requests the consent of a Lender in a situation where such Lender's consent would be required and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans to Agent for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrower. In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 11-A.2, Agent will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will assign its interest to Agent no later than five (5) days following receipt of such notice.

11-A.3   SET OFF AND SHARING OF PAYMENTS

                  In addition to any rights and remedies now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by law, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all
(a) balances (general or special, time or demand, provisional or final) held by such Lender or such holder at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender or any such holder shall exercise any such right without the prior written notice to Agent; provided, however, that the failure to give notice to Borrower or to any other Person shall not affect the validity of such set-off and application. Any Lender which has exercised its right to set off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash participations in each such other Lender's or holder's Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holder in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans and other Obligations in the amount of such participation.

11-A.4   DISBURSEMENT OF FUNDS

                  Agent may, on behalf of Lenders, disburse funds to Borrower for Advances requested. Each Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Advance before Agent disburses same to Borrower. If Agent elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of such requested Advance no later than one (1) Business Day prior to




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

the funding date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account not later than 3:00 p.m. (Eastern Time) on the day prior to the funding date. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 11-A.4 shall be without premium or penalty. Nothing in this Section 11-A.4 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section 11-A.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

11-A.5   SETTLEMENTS; PAYMENTS AND INFORMATION

                  (a) Advances and Payments; Interest and Fee Payments.

                      (i) The amount outstanding pursuant to Advances may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 11-A.4, Advances and repayments may be settled according to the procedures described in Sections 11-A.5(a)(ii) and 11-A.5(a)(iii) of this Agreement. Payments of principal, interest and fees in respect of the Loans will be settled, in accordance with each Lender's Pro Rata Share on the first Business Day after such payments are received. Notwithstanding these procedures, each Lender's obligation to fund its Pro Rata Share of any advances made by Agent to Borrower will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

                      (ii) Once each week, or more frequently (including daily), if Agent so elects (each such day being a "SETTLEMENT DATE"), Agent will advise each Lender by 1 p.m. (Eastern Time) by telephone, telex, or telecopy of the amount of each such Lender's Pro Rata Share of the outstanding Advances. In the event payments are necessary to adjust the amount of such Lender's share of the Advances to such Lender's Pro Rata Share of the Advances, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. (Eastern Time) on the Business Day following the Settlement Date.

                      (iii) On the first Business Day of each month ("INTEREST SETTLEMENT DATE"), Agent will advise each Lender by telephone, telefax or telecopy of the amount of interest and fees charged to and collected from Borrower for the proceeding month in respect of the Advances. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on Schedule 1 of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3 p.m. (Eastern Time) on the next Business Day following the Interest Settlement Date such Lender's share of such interest and fees.

                  (b) Availability of Lenders' Pro Rata Share.

                      (i) Unless Agent has been notified by a Lender prior to any proposed funding date of such Lender's intention not to fund its Pro Rata Share of the Advance amount requested by Borrower, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim, or deduction of any kind.

                      (ii) Nothing contained in this Section 11-A.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

                  (c) Return of Payments.

                      (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

                      (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

11-A.6   DISSEMINATION OF INFORMATION

                  The Agent will distribute promptly to each Lender copies of all notices, schedules, reports, projections, financial statements, agreements and other material and other information, including, but not limited to, Borrower's requests for Advances and financial and reporting information received from Borrower or its Subsidiaries or generated by a third party (and excluding only internal information generated by CapitalSource for its own use as a Lender or as Agent), as provided for in this Agreement and the other Loan Documents as received by the Agent. The Agent shall promptly give notice to Lenders of the receipt or sending of any notice, schedule, report, projection, financial statement or other document or information pursuant to this Agreement or any of the other Loan Documents and shall promptly forward a copy thereof to each Lender. Agent shall request information from Borrower or its Subsidiaries as Lenders may request from time to time. Agent shall not be liable to Lenders for any failure to comply with its obligations under this Section 11-A.6, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

XI-B.    BORROWING AGENCY

11-B.1   BORROWING AGENCY PROVISIONS

                  (a) Each Borrower hereby irrevocably designates ASG to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of ASG.

                  (b) The handling of this credit facility as a co-borrowing facility and the designation by each Borrower of ASG as its borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. None of Agent, any L/C Bank or any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent, each L/C Bank and each Lender and holds Agent, each L/C Bank and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent, any L/C Bank or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from ASG or any other action taken by Agent or any Lender with respect to this Section 11-B except due to willful misconduct or gross negligence by the indemnified party.

                  (c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower's Obligations or the lack thereof.

11-B.2   WAIVER OF SUBROGATION

                  Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XII.     MISCELLANEOUS

12.1     GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS; VENUE

                  The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience and (v) agrees that this Loan was made in Maryland, that Lender has accepted in Maryland the Loan Documents executed by Borrower and has disbursed Advances and Loans under the Loan Documents in Maryland. Nothing shall affect the right of Agent or any Lender to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Agent or any Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.



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

12.2     SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATION; NEW LENDERS

                  (a) Each Lender may at any time assign all or a portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loans) to one or more Persons (a "TRANSFEREE"); provided, that if CapitalSource Finance LLC, in its capacity as Agent or Lender ("CAPITALSOURCE") is the assignor of such rights and obligations, then such Transferee shall not be known to CapitalSource to be principally engaged in the provision of medical services to inmates at correctional facilities (and provided, further, that such restriction is binding upon CapitalSource only and is not binding on any successor Agent or Lender), and such assigning Lender shall execute and deliver to Agent for acceptance and recording in the Register, a Lender Addition Agreement, satisfactory to Agent. Agent shall give Borrower notice if Agent sells or assigns its rights and obligations hereunder. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, shall have the same rights, benefits and obligations as it would if it were a Lender hereunder, and (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a "Lender" hereunder. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

                  (b) Each Lender may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loans) to one or more Persons (a "PARTICIPANT"), provided that if Agent is the seller of any such participation, then such Participant shall not be known to Agent to be principally engaged in the provision of medical services to inmates at correctional facilities (and provided, further, that such restriction is binding upon CapitalSource Finance LLC as Agent only and is not binding on any successor Agent). In the event of any such sale by a Lender of a participation to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender's rights and enforce each of the Borrower's obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (i) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (ii) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such holder participates; and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents). Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 11-A.5 and
12.4 of this Agreement be considered to be a "Lender" hereunder.

                  (c) The Agent, on behalf of the Borrower, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, and the Notes evidencing such Loans owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, each of the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan, the Notes and the Commitment recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Notwithstanding anything in this Agreement to the contrary, no assignment under Subsection 12.2(a) of any rights or obligations under or in respect of the Loans or the Notes evidencing such Loans shall be effective unless and until the Agent shall have recorded the assignment pursuant to Subsection 12.2(c). Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, the Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon the request of the Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to the Agent new Notes to reflect the interest held by the assigning Lender and its Transferee.

                  (e) Except as otherwise provided in this Section 12.2 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants); provided, however, that prior to the disclosure by a Lender of information known to the Lender to be confidential and proprietary information of Borrower, Lender shall inform Borrower of such pending disclosure and shall afford Borrower, to the extent possible under the circumstances, the opportunity to obtain a confidentiality agreement from the Person to whom such disclosure is proposed to be made.

                  (f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, the Loans owing to it and the Notes held by it.

                  (g) Borrower agrees to use its commercially reasonable best efforts to assist any Lender (at Lender's expense) in assigning or selling participations in all or any part of any Loans made by such Lender to another Person identified by such Lender.

                  (h) Borrower acknowledges and agrees that each Lender at any time and from time to time may divide and restate any Note.

                  (i) Notwithstanding anything in this Agreement to the contrary, (i) CapitalSource and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transaction involving its Affiliates or lenders, (ii) no lender to or funding source of CapitalSource or its Affiliates shall be considered a Transferee and (iii) there shall be no limitation or restriction on CapitalSource's ability to assign or otherwise transfer any Loan Document to any such Affiliate or lender; provided, however, CapitalSource shall continue to be liable as a "Lender" under the

Loan Documents unless such Affiliate or lender executes a Lender Addition Agreement and thereby becomes a "Lender."

12.3     APPLICATION OF PAYMENTS

                  To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent or any Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.

12.4     INDEMNITY

                  Borrowers jointly and severally shall indemnify Agent and each Lender, their Affiliates and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the "INDEMNIFIED PERSONS") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and reasonable in-house documentation and diligence fees and reasonable legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed; provided, however, that Borrower shall be provided with a copy of such records of the hours spent in connection with such work as Lender maintains in its ordinary course of business. Agent agrees to give Borrower reasonable notice of any event of which Agent becomes aware for which indemnification may be required under this Section 12.4, and Agent may elect (but is not obligated) to direct the defense thereof; provided, that the selection of counsel shall be subject to Borrower's consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an "INSURED EVENT"), Agent agrees not to exercise its right to select counsel to defend the event if that would cause Borrower's insurer to deny coverage; provided, however, that Agent reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Agent or any Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that Borrower has paid to Agent or any Lender pursuant to the indemnity set forth in this
Section 12.4, then Agent and/or Lender shall promptly pay to Borrower the amount of such recovery. Without limiting any of the foregoing, Borrowers jointly and severally indemnify the Indemnified Parties for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Party has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby.

12.5     NOTICE

                  Any notice or request under any Loan Document shall be given to any party to this Agreement at such party's address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a "RECEIPT"): (i) registered or certified mail, return receipt requested, on the date on which such notice was received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier (costs prepaid), or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6     SEVERABILITY; CAPTIONS; COUNTERPARTS; FACSIMILE SIGNATURES

                  If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7     EXPENSES

                  Borrower shall pay, whether or not the Closing occurs, all costs and expenses incurred by Lenders and/or their Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, reasonable professional and filing fees and expenses and all other actual out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys' fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Agent of any action requested by Borrower, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent's or the benefit of itself and Lenders, Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent's and Lenders' transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to enforcing its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) arising out of or relating to any Default or Event of Default, (viii) in connection with all actions, visits, audits and inspections undertaken by Agent or its Affiliates pursuant to the Loan Documents, and/or (ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower's account and shall be part of the Obligations. If Agent or any Lender uses in-house counsel for any purpose under any Loan Document which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by

Agent or any Lender, in its sole discretion for the work performed; provided, however, that Borrower shall be provided with a copy of such records of the hours spent in connection with such work as each Person maintains in its ordinary course of business. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by each Lender's income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements. Agent acknowledges receipt from ASG of the amount of $75,000 as an advance against the payment of the expenses referred to in this Section 12.7 and agrees to apply such amount to the payment of such expenses.

12.8     ENTIRE AGREEMENT

                  This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the term sheet dated on or about September 23, 2002 as revised on October 21, 2002 in accordance with the Commitment Letter dated the same date), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and such Lenders. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrower, Agent and Lenders (or Requisite Lenders, as appropriate). Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

12.9     AGENT APPROVALS

                  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent or Lenders, as applicable, in their Permitted Discretion.

12.10    CONFIDENTIALITY AND PUBLICITY

                  Agent and each Lender reserve the right to review and approve all press releases and other written materials for similar publication purposes that Borrower or any of its Affiliates prepares that contain Agent's or such Lender's name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Agent or any Lender. Further, Borrower hereby agrees that Agent or any Lender or any Affiliate of Agent or Lender may
(i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes to the extent such information is publicly available, and (ii) use Borrower's or any Guarantor's name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

12.11    RELEASE OF AGENT AND LENDERS

                  Notwithstanding any other provision of any Loan Document, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, it managers, members, directors, officers, employees, shareholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the "RELEASING PARTIES"), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the

Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the "RELEASED PARTIES"), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing. Borrower acknowledges that the foregoing release is a material inducement to Agent's and each Lender's decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Agent and each Lender in agreeing to make the Loans.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit and Security Agreement as of the date first written above.

                                     BORROWER:

                                     AMERICA SERVICE GROUP INC.


                                     By: /s/ Michael Taylor
                                        ----------------------------------------
                                     Name: Mr. Michael Taylor
                                     Title: Chief Financial Officer

                                     105 Westpark Drive, Suite 3200
                                     Brentwood, TN 37027
                                     Phone: 615-376-1376
                                     Fax: 615-376-1309
                                     E-mail: Taylor@asgr.com


                                     PRISON HEALTH SERVICES, INC.


                                     By: /s/ Michael Taylor
                                        ----------------------------------------
                                     Name: Mr. Michael Taylor
                                     Title: Senior Vice President

                                     105 Westpark Drive, Suite 3200
                                     Brentwood, TN 37027
                                     Phone: 615-376-1376
                                     Fax: 615-376-1309
                                     E-mail: Taylor@asgr.com


                                     EMSA GOVERNMENT SERVICES, INC.


                                     By: /s/ Michael Taylor
                                        ----------------------------------------
                                     Name:  Mr. Michael Taylor
                                     Title:  Senior Vice President

                                     105 Westpark Drive, Suite 3200
                                     Brentwood, TN 37027
                                     Phone: 615-376-1376
                                     Fax: 615-376-1309
                                     E-mail: Taylor@asgr.com

                                     EMSA CORRECTIONAL CARE, INC.


                                     By: /s/ Michael Taylor
                                        ----------------------------------------
                                     Name: Mr. Michael Taylor
                                     Title: Senior Vice President

                                     105 Westpark Drive, Suite 3200
                                     Brentwood, TN 37027
                                     Phone: 615-376-1376
                                     Fax: 615-376-1309
                                     E-mail: Taylor@asgr.com


                                     EMSA MILITARY SERVICES, INC.


                                     By: /s/ Michael Taylor
                                        ----------------------------------------
                                     Name: Mr. Michael Taylor
                                     Title: Senior Vice President

                                     105 Westpark Drive, Suite 3200
                                     Brentwood, TN 37027
                                     Phone: 615-376-1376
                                     Fax: 615-376-1309
                                     E-mail: Taylor@asgr.com


                                     EMSA LIMITED PARTNERSHIP,
                                     By its General Partner, EMSA CORRECTIONAL
                                     CARE, INC.

                                     By: /s/ Michael Taylor
                                        ----------------------------------------
                                     Name: Mr. Michael Taylor
                                     Title: Senior Vice President

                                     105 Westpark Drive, Suite 3200
                                     Brentwood, TN 37027
                                     Phone: 615-376-1376
                                     Fax: 615-376-1309
                                     E-mail: Taylor@asgr.com

                                     PRISON HEALTH SERVICES OF INDIANA, LLC
                                     By its General Manager, PRISON HEALTH
                                     SERVICES, INC.

                                     By: /s/ Michael Taylor
                                        ----------------------------------------
                                     Name: Mr. Michael Taylor
                                     Title: Senior Vice President

                                     105 Westpark Drive, Suite 3200
                                     Brentwood, TN 37027
                                     Phone: 615-376-1376
                                     Fax: 615-376-1309
                                     E-mail: Taylor@asgr.com


                                     CORRECTIONAL HEALTH SERVICES, INC.


                                     By: /s/ Michael Taylor
                                        ----------------------------------------
                                     Name: Mr. Michael Taylor
                                     Title: Senior Vice President

                                     105 Westpark Drive, Suite 3200
                                     Brentwood, TN 37027
                                     Phone: 615-376-1376
                                     Fax: 615-376-1309
                                     E-mail: Taylor@asgr.com


                                     SECURE PHARMACY PLUS, INC.


                                     By: /s/ Michael Taylor
                                        ----------------------------------------
                                     Name: Mr. Michael Taylor
                                     Title: Senior Vice President

                                     105 Westpark Drive, Suite 3200
                                     Brentwood, TN 37027
                                     Phone: 615-376-1376
                                     Fax: 615-376-1309
                                     E-mail: Taylor@asgr.com

                          AGENT AND LENDER:

                          CAPITALSOURCE FINANCE LLC



                          By:
                             --------------------------------------------------

                          Name: Kathleen M. Miko
                          Title: Vice President & Deputy General Counsel

                          CapitalSource Finance LLC
                          4445 Willard Avenue, 12th Floor
                          Chevy Chase, MD  20815
                          Attention: Healthcare Finance Group, Portfolio Manager
                          Telephone: (301) 841-2700
                          FAX: (301) 841-2340
                          E-MAIL: aheller@capitalsource.com

                                    EXHIBITS

A         Borrowing Certificate

                            SCHEDULES

1         Lenders/Commitments
2.4       Borrower's Accounts for Revolving Facility
2.6       Borrower's Accounts for Term Loan
5.2       Required Consents
5.3 Subsidiaries; Authorized and Issued Capital Stock; Capitalization; Directors, Members, Managers and/or Partners; Joint Venture and Partnership Arrangements
5.4       Owned or Leased Real Properties; Other Leased or Licensed Assets
5.5       Other Agreements
5.6       Litigation
5.8       Taxes Contested in Good Faith
5.11      Intellectual Property
5.15      Existing Indebtedness
5.17      Insurance Policies
5.18A     Corporate Names
5.18B     Place of Business/Chief Executive Officers
5.22      Performance and Payment Bonds
6.8       Post Closing Obligations
7.2       Permitted Indebtedness
7.3       Permitted Liens
7.4       Investments; New Facilities or Collateral; Subsidiaries
7.6       Transactions with Affiliates
7.9       Contingent Obligations

                                     ANNEX I

                               FINANCIAL COVENANTS

1)       MINIMUM EBITDA

                  As of the end of each calendar month after Closing, at no time shall ASG (on a consolidated basis) permit its EBITDA for the Test Period ending on the date of such determination to be less than $2,750,000 for a Test Period that includes any calendar month in the fiscal year ending December 31, 2002 and $3,000,000 for Test Periods that include only calendar months in the fiscal years thereafter.

2)       FIXED CHARGE COVERAGE RATIO (EBITDA/FIXED CHARGES)

                  As of November 30, 2002, the Fixed Charge Ratio shall not be less than 1.0. As of the end of each calendar month thereafter, the Fixed Charge Ratio shall not be less than 1.5. As of the end of each calendar quarter beginning June 30, 2003, the Fixed Charge Ratio as measured for the trailing twelve month period shall not be less than 1.75.

         For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

                  "EBITDA" shall mean, for any Test Period, the sum, without duplication, of the following for Borrower, on a consolidated basis: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) any provision for taxes based on income or profit that was deducted in computing Net Income, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (a) gains from any sale of assets, other than sales in the ordinary course of business, (b) other extraordinary or non-recurring gains, and (c) the charges against the loss contract reserve established on 12/31/2001.

                   "Fixed Charge Coverage Ratio" shall mean, for Borrower on a consolidated basis, the ratio of (a) EBITDA for the Test Period, to (b) Fixed Charges for the Test Period.

                  "Fixed Charges" shall mean, the sum of the following: (a) Total Debt Service, (b) Capital Expenditures, (c) cash income taxes paid or accrued, and (d) cash dividends paid or accrued or declared.

                  "Interest Expense" shall mean, for any Test Period, total interest expense (including expense attributable to Capital Leases in accordance with GAAP) with respect to all outstanding Indebtedness including capitalized interest net of interest income.

                  "Net Income" shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person's assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree,




                                    Annex I-1
order, statute, rule or governmental regulation applicable to that Subsidiary,
(iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

                  "Test Period" shall mean the three most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

                  "Total Debt Service" shall mean the sum of (i) scheduled or other required payments of principal on Indebtedness, and (ii) Interest Expense (less amortization of loan arrangement fees and all other non-cash charges to the extent included in Interest Expense for GAAP purposes), in each case for such period.





                                    Annex I-2

                                   APPENDIX A

                                   DEFINITIONS

                  "Account Debtor" shall mean any Person who is obligated under an Account.

                  "Accounts" shall mean all "accounts" (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

                  "Advances" shall mean a borrowing under the Revolving Facility. Any amounts paid by Agent or any Lender on behalf of Borrower or any Guarantor under any Loan Document shall be an Advance for purposes of the Agreement.

                  "Affiliate" shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, (b) who is a director or an executive officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which directly or indirectly through one or more intermediaries, is the beneficial or record holder of twenty-five percent (25%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term "control" (and the correlative term, "controlled by") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

                  "Agent Collateral Account" means a general interest bearing deposit account established at and maintained by Agent in the name of and for the benefit of the Agent on behalf of the Lenders and under the exclusive dominion and control of the Agent, into which Collateral in the form of cash shall be deposited for purposes of collateralizing Letter of Credit obligations as set forth herein, and as to which the Administrative Agent has "control" pursuant to Section 9-104 of the UCC.

                   "Applicable Rate" shall mean the interest rates applicable from time to time to Loans under the Agreement.

                  "Borrowing Base" shall mean, as of any date of determination, the value of Eligible Receivables, after applying liquidity factors, reserves permitted under this Agreement, and the advance rate, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with the Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four (4) Business Days before or after such date, the Borrowing Base shall be determined by Agent consistent with this Agreement.

                  "Borrowing Certificate" shall mean a Borrowing Certificate substantially in the form of Exhibit A hereto.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Agent is closed.



                                  Appendix A-1

                  "Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a "capital lease" in accordance with GAAP.

                  "Capitalized Lease Obligations" shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

                  "Change of Control" shall mean, with respect to any Person, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions (other than with another Borrower or Guarantor) in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of 50% or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than 50% of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, or (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets to any Person other than a Borrower or Guarantor.

                  "Charter and Good Standing Documents" shall mean, for each Borrower (i) a copy of the certificate of incorporation or formation (or other charter document) certified as of a date not more than thirty (30) Calendar Days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of Borrower, (ii) a copy of the bylaws or similar organizational documents of Borrower certified as of a date not more than three (3) Business Days before the Closing Date by the corporate secretary or assistant secretary of Borrower, (iii) an original certificate of good standing as of a date not more than 30 Calendar Days prior to the Closing Date issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of Borrower and of every other jurisdiction in which Borrower is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party, certified by an authorized officer of such Person as of the Closing Date.

                  "Closing" shall mean the satisfaction, or written waiver by Agent and Lenders, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

                  "Closing Date" shall mean the date the Closing occurs.

                  "Collateral" shall mean, collectively and each individually, all collateral and/or security granted to Agent, for the benefit of itself and Lenders, by Borrower and/or Guarantors pursuant to the Loan Documents.

                   "Commitment" or "Commitments" shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Advances and draws, as set forth on Schedule 1 or in the most recent Lender Addition Agreement executed by such Lender, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Advances and draws.

                  "Commitment Fee" shall mean a nonrefundable amount equal to the sum of (a) 0.5% of the Facility Cap, and (b) 2.0% of the Term Loan, which shall be paid as follows: (i) 0.5% of $45,000,000




                                  Appendix A-2
and 2.0% of the Term Loan on or before the Closing Date, and (ii) 0.5% of $10,000,000 on such date and at such time as an additional Lender is added to this Agreement.

                  "Contingent Obligations" shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

                  "Debtor Relief Law" shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

                  "Default" shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

                  "Deposit Account" shall mean, collectively, any Lockbox Account, Blocked Account and all bank or other depository accounts of Borrower.

                  "Eligible Billed Receivables" shall mean each Account (other than Eligible Unbilled Receivables) arising in the ordinary course of Borrower's business from the sale of goods or rendering of services which Agent, in its Permitted Discretion, deems an Eligible Billed Receivable unless:

                  (a) it is not subject to a valid perfected first priority security interest in favor of Agent, for the benefit of itself and Lenders, subject to no other Lien of equal or higher priority;

                  (b) it is not evidenced by an invoice, statement or other documentary evidence satisfactory to Agent; provided, that Agent in its Permitted Discretion may from time to time include as Accounts that are not evidenced by an invoice, statement or other documentary evidence satisfactory to Agent as Eligible Billed Receivables and determine the advance rate, liquidity factors and reserves applicable to Advances made on any such Accounts;

                  (c) it arises out of services rendered or a sale made to, or out of any other transaction between with, one or more Affiliates of Borrower;

                  (d) it remains unpaid for longer than the earlier of (i) 120 calendar days after the original invoice date, and (ii) 150 calendar days after the applicable services were rendered;

                  (e) with respect to all Accounts owed by any particular Account Debtor or its Affiliates, if more than 50% of the aggregate balance of all such Accounts owing from such Account Debtor or its Affiliates remains unpaid for longer than the earlier of (i) 120 calendar days after the original invoice date, and (ii) 150 calendar days after the applicable services were rendered;

                                  Appendix A-3

                  (f) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, 50% or more of all such Accounts are not deemed Eligible Receivables for any reason hereunder;

                  (g) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, if such Accounts exceed 50%, (such percentage or any other percentage hereafter established by Lender for any particular Account Debtor, a "Concentration Limit") of all Accounts at any one time;

                  (h) any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

                  (i) the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

                  (j) it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or Canada or that have their principal place of business or chief executive offices outside the continental United States or Canada;

                  (k) it represents the sale of goods to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper or an instrument of any kind or has been reduced to judgment;

                  (l) (A) the applicable Account Debtor for such Account is any Governmental Authority, and the rights to payment of such Account may not be assigned to Agent by operation of law, (B) any required consent from or notice to the relevant Governmental Authority has not been obtained, or in the case of notice, delivered, and (C) Agent has not otherwise agreed to its inclusion in the Borrowing Base;

                  (m) it is subject to any known offset, credit (including any resource or other income credit or offset), deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason, but only to such extent;

                  (n) there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Billed Receivable;

                  (o) any return, rejection or repossession of goods or services related to it has occurred, but only to such extent;

                  (p) it is not payable to Borrower;

                  (q) Borrower has agreed to accept or has accepted any non-cash payment for such Account;



                                  Appendix A-4

                  (r) it constitutes a re-billing of an amount previously billed, if the amount previously billed was treated as an Eligible Billed Receivable;

                  (s) the Account is subject to any known reduction, offset or recoupment on account of staffing deficiencies under any Government Contract ("Accrued Paybacks") but only to such extent;

                  (t) the Account is subject to known reduction, offset or recoupment on account of lower than expected costs ("Risk Sharing Adjustment") but only to such extent;

                  (u) the Account is subject to known reduction, offset or recoupment on account of adjustments due to failure to earn any amounts prepaid ("Deferred Revenue") but only to such extent; and

                  (v) it fails to meet such other specifications and requirements which may from time to time be established by Agent or is not otherwise satisfactory to Agent, as determined in Agent's sole discretion, and with respect to Accounts arising under contracts with Governmental Authorities that have enacted anti-assignment laws, including the State of New York and the U.S. Government, and until Borrower complies with the applicable laws of such Governmental Authority regarding the assignment of such Government Contracts, such determination shall be in Agent's sole discretion.

                  "Eligible Receivables" shall mean Eligible Billed Receivables and Eligible Unbilled Receivables.

                  "Eligible Unbilled Receivables" shall mean each Account meeting the criteria of Eligible Billed Receivables, except:

                  (i)       clause (b) shall not apply;

                  (ii) clause (d) shall be restated as follows: "if more than 75% of the aggregate balance of any Unbilled Account remains unbilled for longer than the thirtieth (30th) day following the latest date services were rendered in any thirty (30) day billing cycle;"

                  (iii) clause (e) shall be restated as follows: "with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates if more than 50% of the aggregate balance of all such Accounts owing from such Account Debtor or its Affiliates remains unbilled for longer than the thirtieth
                            (30th) day following the latest date services were rendered in any thirty (30) day billing cycle;" and the eligible unbilled portion of any such Account shall include, with respect to each Government Contract, revenue earned on each day prior to issuance of an invoice in an amount equal to the amount of revenue under such Government Contract in the month most recently closed on Borrower's accounting system or, in the case of a Government Contract that is in the first month of its term, the estimated amount of revenue for such month, in each case divided by 30, provided that, Agent in its sole discretion may from time to time determine the liquidity factors and reserves applicable to Advances made on any such Accounts.

                  "Environmental Laws" shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other "Superfund" or "Superlien" law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the


                                  Appendix A-5
environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

                  "Equipment" has the meaning given such term in the UCC.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                  "Event of Default" shall mean the occurrence of any event set forth in Article VIII.

                  "Fair Valuation" shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm's length transaction.

                  "Finance Fee" shall mean an amount equal to 2.0% of the original principal amount of the Term Loan for any termination occurring during the Term.

                  "Fixtures" has the meaning given such term in the UCC.

                  "Funded L/C Exposure" means the aggregate principal amount, as of any date of determination, of all payments that were made by Agent under any Letter of Credit or L/C Guaranty, but which have not been reimbursed to Agent by the Borrower or converted into Advances pursuant to the terms of this Agreement.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

                  "General Intangibles" has the meaning given such term in the UCC.

                  "Governmental Authority" shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

                  "Government Account" shall be defined to mean all Accounts arising out of or with respect to any Government Contract.

                  "Government Contracts" shall mean all contracts with the United States or any state government or any other Governmental Authority or any agency of any of the foregoing, and all amendments, modifications and supplements thereto.

                  "Guarantor" shall mean, collectively and each individually, all guarantors of the Obligations or any part thereof.

                  "Guaranty" shall mean, collectively and each individually, all guarantees executed by any Guarantors.


                                  Appendix A-6

                  "Hazardous Substances" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

                  "Indebtedness" of any Person shall mean, without duplication,
(a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any Capital Leases, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed by such Person, and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

                  "Landlord Waiver and Consent" shall mean a waiver/consent in form and substance reasonably satisfactory to Agent from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Agent access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

                  "L/C Bank" means, any bank that issues a Letter of Credit for the account of the Borrower.

                  "L/C Exposure" means the sum, as of any date of determination, of the Unfunded L/C Exposure and the Funded L/C Exposure.

                  "Lender Addition Agreement" shall mean an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Loans and other interests under this Agreement.

                  "Lenders" shall mean the financial institutions, from time to time named on Schedule 1 under the heading "Lenders", their respective successors and permitted assigns (but not, except as expressly set forth herein, any participant that is not otherwise a party to this Agreement).

                  "Letter of Credit" means each letter of credit issued with the assistance of an L/C Bank for or on behalf of Borrower, which (i) is a standby letter of credit, (ii) is issued for the purpose for which the Borrower has historically obtained letters of credit, or for such other purpose as is reasonably acceptable to the Agent, and, in all cases, for a purpose permitted for use of proceeds hereunder, (iii) is denominated in Dollars; (iv) is governed by the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500, except as otherwise agreed by the Agent, and (v) is in form reasonably satisfactory to the Agent.

                   "Lien" shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

                   "Loan" or "Loans" shall mean, individually and collectively, all Advances.



                                  Appendix A-7

                  "Loan Documents" shall mean, collectively and each individually, the Agreement, the Notes, the Security Documents, the Stock Pledge Agreement, the Guarantees, the Uniform Commercial Code Financing Statements, the Landlord Waiver and Consents, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent or Lenders in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

                   "Material Adverse Effect" or "Material Adverse Change" shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has or could reasonably be expected to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (ii) has been or could reasonably be expected to be material and adverse to the value of the Collateral taken as a whole or to the business, operations, prospects, properties, assets, liabilities or condition of Borrower or any Guarantors, either individually or taken as a whole, or (iii) has materially impaired or could reasonably be expected to materially impair the ability of Borrower or Guarantor to perform the Obligations or to consummate the transactions under the Loan Documents executed by such Person.

                  "Note" shall mean, collectively and each individually, the Revolving Notes and the Term Notes, as the same may be split, modified, amended or supplemented from time to time.

                  "Obligations" shall mean all present and future obligations, Indebtedness and liabilities of Borrower and/or Guarantors to Agent or Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to Notes and/or Loans, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or Lenders on behalf of or for the benefit of Borrower and/or Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

                  "Payment Office" shall mean initially the address set forth beneath the Agent's name on the signature page of the Agreement, and thereafter, such other office of Agent, if any, which it may designate by notice to Borrower to be the Payment Office.

                  "Permit" shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights necessary to the conduct of Borrowers' business.

                  "Permitted Discretion" shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

                  "Person" shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

                  "Prime Rate" shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that such rate is not necessarily the best rate offered to its customers, and, should Agent be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Agent; provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.



                                  Appendix A-8

                  "Pro Rata Share" shall mean with respect to matters relating to a particular Commitment of a Lender, the percentage obtained by dividing (i) such Commitment of that Lender by (ii) all such Commitments of all Lenders; provided, however, that if any Commitment is terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing (x) the aggregate amount of such Lender's outstanding Loans related to such Commitment by (y) the aggregate amount of all outstanding Loans related to such Commitment; in any case as such percentage may be adjusted by assignments permitted pursuant to Section 12.2.

                  "Requisite Lenders" shall mean Lenders holding or being responsible for (i) 100%, if there are only two Lenders, and (ii) at least 66-2/3% if there are more than two Lenders, in each case, of the sum of (a) all outstanding Loans and (b) all unutilized Commitments, including Unfunded L/C Exposure.

                  "Revolving Note" shall mean the Revolving Note and any replacement or additional promissory notes payable to the order of each Lender executed by Borrower evidencing the Revolving Facility, as the same may be modified, amended or supplemented from time to time.

                  "Security Documents" shall mean the Notes, this Agreement, Stock Pledge Agreement, Guarantees, Lockbox Agreements, Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

                  "Stock Pledge Agreement" shall mean, collectively and each individually, (i) that certain Stock Pledge Agreement, by and between Agent and ASG executed in connection herewith, and (ii) if applicable, all stock pledge agreements executed by and between Agent and any Guarantors in each case as such may be modified, amended or supplemented from time to time.

                  "Subordinated Debt" shall mean any Indebtedness of Borrower, which Indebtedness is unsecured, subordinated in right of repayment and remedies to all of the Obligations and to all of Agent's and Lenders' rights, Liens and remedies and in form and substance satisfactory to the Requisite Lenders in their Permitted Discretion.

                  "Subsidiary" shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person's Subsidiaries.

                  "Term" shall mean a three (3) year period, commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

                  "Term Note" shall mean the Term Notes and any replacement or additional promissory notes payable to the order of each Lender executed by Borrower evidencing the Term Loan, as the same may be modified, amended or supplemented from time to time.

                  "Termination Fee" shall mean the amount equal to 1.0% of the Facility Cap for any Termination of the Revolving Facility occurring during the Term; provided, however, such fee shall be waived for any Termination under
Section 11.1 hereof during the final three months of the Term.

                   "UCC" shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time.


                                  Appendix A-9

                  "Unfunded L/C Exposure" means the maximum amount which Agent may be required, under all Letters of Credit and L/C Guaranties outstanding as of any date of determination, to pay on such date or at any future time. Unfunded L/C Exposure shall not include any amounts outstanding within the meaning of Funded L/C Exposure.









                                  Appendix A-10